UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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EXIDE TECHNOLOGIES

(Name of Registrant as Specified In Its Charter)

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13000 Deerfield Parkway
Building 200
Milton, Georgia 30004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 16, 2011

To our Stockholders:

The 2011 annual meeting of stockholders of Exide Technologies will be held at the Atlanta Marriott Alpharetta, 5750 Windward Parkway, Alpharetta, Georgia 30005, on Friday, September 16, 2011, beginning at 9:00 a.m. local time. At the meeting, the record holders of our common stock will act on the following matters:

(1) The election of nine directors;

(2) Advisory vote on the compensation of our named executive officers (as described in the proxy statement);

(3) Advisory vote on the frequency of future advisory votes on the compensation of our named executive officers;

(4) The ratification of the appointment of our independent auditors for fiscal 2012; and

(5) Any other matters that properly come before the meeting.

Our Board of Directors recommends that stockholders vote “FOR” for each director nominee, “FOR” items 2 and 4, and for a frequency of every “1 YEAR” for item 3. We are furnishing proxy materials to stockholders primarily by the Internet. This process expedites stockholders’ receipt of the materials, significantly lowers the costs of our annual meeting, and conserves natural resources. On July 28, 2011, we began mailing our Notice of Internet Availability of Proxy Materials, which includes instructions on how you can receive a paper copy of the proxy materials. For stockholders who previously elected to receive a paper copy of the proxy materials, we began mailing the proxy materials on or about July 28, 2011.

All holders of record of shares of our common stock at the close of business on July 20, 2011 are entitled to vote at the meeting and any postponements or adjournments of the meeting. You may vote your shares via the Internet or by calling a toll-free number. If you received a paper copy of the proxy card or voting instruction form by mail, you may sign, date, and mail your properly executed proxy card or voting instruction form. We include instructions about each voting option in the proxy statement and proxy card. You may also vote in person at the meeting.

The enclosed proxy statement describes the proposals set forth above in more detail. We urge you to read the proxy materials carefully before you decide how to vote.

You are cordially invited to attend the meeting. Please note that due to space limitations, stockholders may only bring one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., local time, and seating will begin at 8:30 a.m., local time. Stockholders may be asked to present valid, government-issued picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership. Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

James R. Bolch	Brad S. Kalter
President and Chief Executive Officer	Vice President, Deputy General Counsel and Corporate Secretary

July 28, 2011

YOUR VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on September 16, 2011. This notice of meeting, our proxy statement and our annual report are available at www.proxyvote.com.

13000 DEERFIELD PARKWAY
BUILDING 200
MILTON, GEORGIA 30004

PROXY STATEMENT, DATED JULY 28, 2011

The Board of Directors of Exide Technologies (the “Board”) is soliciting proxies from its stockholders to be voted at the 2011 annual meeting of stockholders (“Annual Meeting”) to be held on Friday, September 16, 2011, beginning at 9:00 a.m., local time, at the Atlanta Marriott Alpharetta, 5750 Windward Parkway, Alpharetta, Georgia 30005, and at any postponements or adjournments of the meeting. This proxy statement contains information related to the Annual Meeting. Directions to the Atlanta Marriott Alpharetta are included at the end of this proxy statement. On July 28, 2011, we began mailing our Notice of Internet Availability of Proxy Materials which includes instructions on how you can receive a paper copy of the proxy materials. For stockholders who previously elected to receive a paper copy of the proxy materials, we began mailing the proxy materials on or about July 28, 2011. The fiscal year ended March 31, 2011 is referred to as “fiscal 2011” in this proxy statement. Unless the context indicates otherwise, the “Company,” “Exide,” “we” or “us” refers to Exide Technologies and its subsidiaries.

QUESTIONS AND ANSWERS RELATING TO THE ANNUAL MEETING

Why did I receive these materials?

We are providing these materials in connection with the Board’s solicitation of proxies to be voted at our Annual Meeting. Stockholders as of the close of business on July 20, 2011, (the “Record Date”) are entitled to vote at our Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement provides notice of the Annual Meeting, describes the proposals presented for stockholder action and includes information required to be disclosed to stockholders. The proxy enables stockholders to vote on the matters without having to attend the Annual Meeting in person.

How are these materials being distributed?

We are furnishing proxy materials to our stockholders primarily via the Internet. On or about July 28, 2011, we mailed to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs stockholders on how to access the proxy card to be able to vote through the Internet or by telephone. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote by the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to participate in, the Annual Meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of our common stock you own as of the Record Date. As of the Record Date, there were 78,104,542 shares of our common stock outstanding and eligible to vote.

Who can attend the meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., local time and seating will begin at 8:30 a.m., local time. If you attend, please note that you may be asked to present valid, government-issued picture identification, such as a driver’s license or passport. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card or, if you vote by telephone or Internet, indicating your plans when prompted.

How many shares must be present or represented to transact business at the Annual Meeting?

The presence or representation at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of the Record Date, 78,104,542 shares of common stock, representing the same number of votes, were outstanding. Accordingly, the presence of the holders of common stock representing at least 39,052,272 votes will be required to establish a quorum.

Proxies received by us but marked as abstentions, votes withheld and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How can I vote my shares in person at the Annual Meeting?

Shares held in your name as the stockholder of record (that is, if your shares are registered directly in your name with our transfer agent) may be voted by you in person at the Annual Meeting. Shares held by you beneficially in “street name” through a broker, bank or other nominee may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares. If you have voted by telephone, Internet or mail and later decide to attend and vote at the meeting, you may do so.

Can I vote by telephone or over the Internet?

If you are a stockholder of record, you may vote by telephone, or over the Internet, by following the instructions included with your proxy card. If your shares are held beneficially in “street name,” please check your proxy card or contact your broker, bank or other nominee to determine whether you will be able to vote by telephone or over the Internet. The deadline for voting by telephone or over the Internet is 11:59 p.m., local time, on September 15, 2011. If you received a paper copy of the proxy card or voting instruction form by mail, you may sign, date, and mail your properly executed proxy card or voting instruction form.

Can I change my vote after I return my proxy card?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with our Corporate Secretary, 13000 Deerfield Parkway, Building 200, Milton, Georgia 30004, a notice of revocation or a duly executed proxy bearing a later date or by attending the Annual

Meeting and voting in person. For shares you hold beneficially in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

Who counts the votes?

Votes will be counted by employees of Broadridge Financial Solutions, Inc. (“Broadridge”), and certified by the Inspector of Election, who is an employee of a third party firm that works with Broadridge. If you are a stockholder of record, your signed proxy card should be mailed directly to Broadridge for tabulation. If you hold your shares beneficially in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will return one proxy card to Broadridge on your behalf.

Will stockholders be asked to vote on any other matters?

Management does not know of any matters other than described in this proxy statement that will be presented for action at this Annual Meeting. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote in accordance with the recommendation of the Board or, in absence of such a recommendation, in accordance with the best judgment of the proxy holders on those matters in the manner they consider appropriate. See “Stockholder Proposals and Director Nominations for 2012 Annual Meeting.”

What vote is required to approve each item?

Election of Directors.  The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors (Proposal 1). A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Advisory Votes on Named Executive Officer Compensation.  The non-binding advisory vote on named executive officer compensation (Proposal 2) will be approved if the affirmative vote of the holders of a majority of the votes cast in person or represented by proxy, and entitled to vote exceed the votes cast against the proposal. With respect to the non-binding advisory vote on the frequency of future advisory votes on named executive officer compensation (Proposal 3), stockholders have four options and it is possible that none of the options will receive a majority of the votes cast. The Board will consider the option receiving the most votes as the option selected by the stockholders. Since Proposals 2 and 3 are both non-binding, the Board is not obligated to follow the recommendation of the stockholders, but will consider such advisory votes.

Ratification of Independent Auditors.  For the ratification of the appointment of our independent auditors for fiscal 2012 (Proposal 4), the affirmative vote of the holders of a majority of the votes cast in person or represented by proxy, and entitled to vote on the item will be required for approval or ratification.

A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. An abstention will have the effect of a negative vote on Proposals 1, 2, and 4. Abstentions are not considered as votes cast with respect to Proposal 3 and therefore will have no effect on the frequency of an advisory vote on executive compensation.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote “FOR” each of the director nominees, “FOR” the fiscal 2011 named executive officer compensation, for every “1 YEAR” with respect to the frequency of advisory votes on named executive officer compensation, and “FOR” ratification of the appointment of our independent auditors.

How are votes counted?

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHOLD AUTHORITY” with respect to one or more of the nominees. You may not cumulate your votes for the election of directors.

For Proposal 2 and Proposal 4, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items.

For Proposal 3, you may vote for “1 YEAR,” “2 YEARS,” “3 YEARS,” or “ABSTAIN.” Abstentions will have no effect on vote on the frequency of an advisory vote on executive compensation.

If you hold your shares in “street name” through a broker, bank or other nominee rather than directly in your own name, then your broker, bank or other nominee is considered the stockholder of record, and you are considered the beneficial owner of your shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares at the Annual Meeting. The broker, bank or other nominee that is the stockholder of record for your shares is obligated to provide you with a voting instruction card for you to use for this purpose.

If you hold your shares in “street name” but you fail to return your voting instruction card to your broker, bank or other nominee, your shares may constitute “broker non-votes.” Broker non-votes may be voted on routine matters such as the ratification of the appointment of our independent auditors. Please note, however, that brokers, banks and other nominees are not permitted to vote uninstructed shares on a discretionary basis in the election of directors, the advisory vote on the compensation of our named executive officers, or the advisory vote on the frequency of future votes on the compensation of our named executive officers. As a result, if you hold your shares in “street name” and you do not instruct your broker, bank or nominee how to vote your shares on proposals 1, 2, or 3, no votes will be cast on your behalf for these proposals. Therefore, it is critical that you indicate your vote if you want it to be counted for these proposals.

If you are a beneficial owner and your broker, bank or other nominee holds your shares in its name, it is permitted to vote your shares only on the ratification of the appointment of our independent auditors (Proposal 4) if the broker, bank or other nominee does not receive voting instructions from you.

What should I do if I receive multiple Notices of Internet Availability or sets of voting materials?

You may receive more than one Notice of Internet Availability or, if you receive printed materials, you may receive sets of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Where can I find the voting results of the Annual Meeting?

We intend to announce the preliminary voting results at the Annual Meeting and publish the final results in a Report on Form 8-K to be filed within four business days following conclusion of our Annual Meeting.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of nine directors. The Nominating and Corporate Governance Committee recommended to the Board, and the Board approved the nomination of each of the nominees below for election to serve a one-year term set to expire at the 2012 Annual Meeting of stockholders or until their successors are duly elected and qualified. Our Board expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available to serve as a director at the time of the Annual Meeting, the persons named on the proxy may vote for another candidate nominated by our Board, or our Board may reduce the number of directors. Our Board has determined that each of the director nominees below, except our President and Chief Executive Officer, James R. Bolch, is an “independent director” as defined in the NASDAQ Listing Rules, as currently in effect (the “NASDAQ Rules”). In making its determination with respect to Mr. Pileggi, the Board considered Mr. Pileggi’s position as Chairman and Chief Executive Officer of Thomas & Betts Corporation (“Thomas Betts”), the parent of JT Packard, a company that we supply batteries to, including new battery systems and temporary battery systems, and the service of those battery systems.

Each of the nominees named below is currently a member of our Board. Biographical information about each director nominee, as of July 1, 2011, appears below.

Director Nominees

Herbert F. Aspbury
Director since 2006

Mr. Aspbury, 66, retired as Chairman of the Board of Trustees of Villanova University in December 2010. Mr. Aspbury previously served as the chair of the University’s Audit and Finance Committee. He has also served as an Adjunct Professor of the Fisher Graduate School of International Business of the Monterey Institute of International Studies, and has lectured at Cornell University’s joint MBA program with Queens University, Ontario. Mr. Aspbury retired from Chase Manhattan Bank in 2000 where he served in a number of capacities, most recently as the London-based Regional Executive for Europe, Africa and the Middle East. Mr. Aspbury was a member of Chase’s Management Committee, and also sat on the Management Committees of Chase’s predecessor banks, Manufacturers Hanover Trust Company and Chemical Bank. His overall banking career spanned 34 years, and was focused on corporate and investment banking. Mr. Aspbury is also a past director of the Royal Oak Foundation, the U.S. arm of Britain’s National Trust, and served as its Chairman from 2004 through 2007. In April 2011, he joined the board of the Turks & Caicos Banking Company, a private bank which manages money for residents of the islands. Mr. Aspbury is Chairman of the Audit Committee, the Audit Committee Financial Expert, and a member of the Finance Committee.

Director Qualifications:  Mr. Aspbury’s previous service at Chase and other banking institutions is valuable to the Board’s oversight of the Company’s capital structure and capital financing strategies. Mr. Aspbury’s exposure to European and other global markets, as well as cross-border management experience, is particularly beneficial to the Company in light of our global operations.

James R. Bolch
Director Since 2010

Mr. Bolch, 53, is our President and Chief Executive Officer. Mr. Bolch joined the Company in July 2010. His career has spanned 29 years in global industrial businesses serving a variety of customer segments. Before joining Exide, he served as Senior Vice President and President, Industrial Technologies Sector at Ingersoll Rand Company. From 2005-2010, he led the Industrial Technologies Sector of Ingersoll Rand, with multiple business lines and 25 global manufacturing sites. He joined Ingersoll Rand in 2005 from Schindler Elevator Corporation, where he served as Executive Vice President of the Service Business. Prior to his tenure at Schindler Elevator Corporation, Mr. Bolch spent 21 years with United Technologies Corporation (UTC), starting in engineering and program management roles with United Technologies Optical Systems, later moving to Otis Elevator Company where he progressed to Vice President, Otis Service. In his last role at UTC, he served as Vice President, Operations, for the UTC Power Division.

Director Qualifications:  Mr. Bolch’s experience serving in senior executive positions with a large multi-national public company has allowed him to develop leadership and operational expertise that are important to the Company’s future success.

Michael R. D’Appolonia
Director since 2004

Mr. D’Appolonia, 62, is the retired President and Chief Executive Officer of Kinetic Systems, Inc., a global provider of process and mechanical solutions to the electronics, solar and biopharmaceutical industries until his retirement in September 2010. From 2001 through 2005, Mr. D’Appolonia was President of Nightingale & Associates, LLC, a global management consulting firm providing financial and operational restructuring services to both publicly and privately held middle-market companies. In his consulting capacity, Mr. D’Appolonia served as an executive officer of a number of companies including Cone Mills Corporation, Moll Industries, Inc., McCulloch Corporation, Ametech, Inc., Halston Borghese, Inc. and Simmons Upholstered Furniture Inc. Mr. D’Appolonia’s recent public company board of directors experience includes Westmoreland Coal Company (2008 — present) and The Washington Group (2001-2007). In addition to his experience with public companies, Mr. D’Appolonia previously served as a member of the board of directors of Kinetic Systems, Inc., and Reorganized Cone Mills Corporation. Mr. D’Appolonia is a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

Director Qualifications:  Mr. D’Appolonia has significant executive, financial and operational expertise as a result of his previous executive positions. Mr. D’Appolonia also possesses significant experience serving on boards of directors for small and medium market private and public companies.

David S. Ferguson
Director since 2005

Mr. Ferguson, 66, is the principal of DS Ferguson Enterprises, LLC, a retail consulting business. From September 2000 through July 2003, Mr. Ferguson served as President and Chief Executive Officer of Walmart Europe. Prior to that, he was President and Chief Executive Officer of Walmart Canada from February 1996 to September 2000. Mr. Ferguson was President and Chief Operating Officer as well as a director of Stuarts Department Stores from August 1994 through October 1995. Mr. Ferguson is a member of the board of directors of the Empire Company Limited, the parent company of Sobeys Inc., a Canadian grocery chain, a member of the Dean’s Advisory Board of the Business School at Morehouse College and a member of the Advisory Board of Emerge Scholarships, Inc., a 501(c)(3) non-profit organization that provides scholarships to women whose educations have been interrupted. Mr. Ferguson previously served on the Board of Advisors for Miller Zell, Inc., and Vice-Chairman of the board of directors of NSB Retail Systems Plc. Mr. Ferguson is the Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee.

Director Qualifications:  Mr. Ferguson has significant global operational experience due to his previous executive positions with Wal*Mart. Mr. Ferguson also possesses significant understanding of retailing as a result of his previous executive positions. These areas of expertise provide value to the Board in understanding global marketing issues and, in particular, the Company’s relationships with third party retailers.

John O’Higgins
Director since 2010

Mr. O’Higgins, 47, is the Chief Executive of Spectris plc, a UK-headquartered company that provides analytical measurement and industrial controls for a variety of industries, and has served in that capacity since 2006. Mr. O’Higgins previously worked at Honeywell International, Inc. from 1991 to 2005, most recently as President of Asia Pacific from 2002 to 2005. Mr. O’Higgins began his career as a development engineer for Daimler Benz. Mr. O’Higgins is a member of the Audit Committee.

Director Qualifications:  Mr. O’Higgins possesses significant executive and operational skills as a current corporate chief executive. Mr. O’Higgins’ global experience and European background are additional valuable qualifications due to the global scope of the Company’s operations.

Dominic J. Pileggi
Director since 2010

Mr. Pileggi, 59, is the Chief Executive Officer of Thomas & Betts Corporation, a leading manufacturer and marketer of electrical components for worldwide industrial, construction and utility markets, a position he has held since January 2004. Prior to being named CEO, Mr. Pileggi served in various other management positions at Thomas & Betts, including Chief Operating Officer, President — Electrical Products and President — Electronics. Mr. Pileggi has also held senior executive positions at Casco Plastic, Inc., Jordan Telecommunications and Viasystems. He began his career at Procter & Gamble. Mr. Pileggi’s recent public company board of directors experience includes Chairman of the Board of Thomas & Betts (2006 — present) and board member of Lubrizol Corporation (2005 — present). Mr. Pileggi is a member of the Nominating and Corporate Governance Committee and the Compensation Committee.

Director Qualifications:  Mr. Pileggi possesses significant executive, operational and marketing expertise and a broad understanding of global industrial and consumer markets. Mr. Pileggi’s other board positions, including serving as his company’s chairman, provide Mr. Pileggi with a unique basis for understanding our business and governance process.

John P. Reilly
Director since 2004

Mr. Reilly, 67, is the retired Chairman, President and Chief Executive Officer of Figgie International. Mr. Reilly has more than thirty years of experience in the automotive industry, where he has served as President and CEO of a number of automotive suppliers, including Stant Corporation and Tenneco Automotive. He has also held leadership positions at the former Chrysler Corporation and Navistar, and has served as President of Brunswick Corporation. Mr. Reilly’s recent public company board of directors experience includes Material Sciences Corporation (2008 — present) and Timken Company (2006 — present). In addition to his experience with public companies, Mr. Reilly also serves as a member of the Board of Directors of Marshfield Door Systems, Inc. Mr. Reilly serves as Chairman of the Board and a member of the Compensation Committee.

Director Qualifications:  Mr. Reilly has significant experience in the automotive industry, a key strategic market for the Company. Mr. Reilly also has significant executive experience with large multi-national manufacturing enterprises. Mr. Reilly’s significant roles in the automotive industry and executive experience, as well as other public company board service, are important factors that make him well-qualified to serve as the Chairman of the Board.

Michael P. Ressner
Director since 2004

Mr. Ressner, 62, is a retired Nortel Networks executive who, between 1981 and 2003, served in a number of senior financial and operational management positions. Mr. Ressner was an Adjunct Professor of Applied Financial Management at North Carolina State University between 2002 and 2004. He has been an adviser within the College of Management at North Carolina State University since 2004. Mr. Ressner’s recent public company board of directors experience includes Magellan Health Services, Inc. (2003 — present), Tekelec, Inc. (2006-present), Entrust, Inc. (1999-2009), Riverstone Networks, Inc.(2003-2006) and Proxim Corporation (2003-2005). In addition to his experience with public companies, Mr. Ressner previously served on the board of Arsenal Digital Solutions. Mr. Ressner is Chairman of the Finance Committee and a member of the Audit Committee.

Director Qualifications:  Mr. Ressner has served in a number of senior financial positions for a large public company and has chaired and served on a number of public company audit committees. Mr. Ressner’s significant experience with financial statements, internal controls, and audit committee obligations are valuable to the Board and to the committees on which he serves.

Carroll R. Wetzel, Jr.
Director since 2005

Mr. Wetzel, 68, served as non-executive Chairman of the Board of Directors of Safety Components International, Inc., a supplier of automotive airbag fabric and cushions and technical fabrics from 2000 to 2005. From 1988 to 1996, Mr. Wetzel served as co-head of the Merger and Acquisition Group at the Chase Manhattan Bank and previously as the head of the Mergers and Acquisitions Group at Chemical Bank. Prior to 1988, Mr. Wetzel served as a corporate finance officer at Smith Barney and at Dillon Read & Co., Inc. Mr. Wetzel’s recent public company board of director experience includes PHH Corporation (2010-present), Brinks Home Security (2008-2010), Laidlaw International, Inc. (2003-2007) and Vice Chairman and lead director at Arch Wireless, Inc. (2002-2003). Mr. Wetzel also previously served as a director of Brinks Company. Mr. Wetzel is Chairman of the Compensation Committee and a member of the Finance Committee.

Director Qualifications:  Mr. Wetzel possesses significant expertise in capital markets and corporate financing as a result of his previous employment positions with Chase Manhattan Bank, Smith Barney, and Dillon Reed & Co, Inc. Mr. Wetzel’s previous and current service on other public company boards provides a level of expertise regarding oversight of executive compensation.

The Board recommends that the stockholders vote “FOR” the election of each of the director nominees named above.

PROPOSAL 2 —	ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934 (“Exchange Act”), we are asking our stockholders to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in accordance with the rules of the Securities and Exchange Commission (SEC) under the caption “Compensation Discussion and Analysis” (“CD&A”) on pages 17-33 of this proxy statement, as well as the compensation tables and accompanying narrative on pages 34-41 of this proxy statement. This proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or compensation to any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in the CD&A.

We believe we maintain an appropriate compensation philosophy, as well as prudent compensation policies and practices. We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The Compensation Committee’s primary objective, which is described in further detail in the CD&A, is to design and implement an executive compensation program that attracts, motivates and retains a strong leadership team, and that rewards named executive officers based upon achievement of the Company’s financial objectives and continuing to enhance long-term stockholder value. Specific objectives of our executive compensation program include the following:

•	Recruit, retain, and motivate talented executive officers;

•	Provide total compensation that is significantly weighted toward the achievement of performance-based objectives; and

•	Align performance goals with greater stockholder value.

The Compensation Committee believes that it has designed total compensation for the named executive officers that will provide considerably greater compensation if the Company achieves superior financial performance. A core strategy of the executive compensation program is to link each named executive officer’s compensation to the Company’s overall performance, the performance of the named executive officer’s divisional and/or functional responsibilities, as applicable, and the named executive officer’s individual performance. The elements of named executive officer compensation are based, in part, on the Company’s performance objectives, as well as external competitive market analyses that use a variety of sources, including the compensation market survey data compiled by the Committee’s independent compensation consultants.

This vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, the vote provides information to us regarding investor sentiment about our executive compensation philosophy, policies and practices. Our Board and our Compensation Committee value the opinion of our stockholders and will review the results of the stockholder vote and consider stockholders’ concerns in future determinations concerning executive compensation.

The Board recommends that the stockholders approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement by voting “FOR” the following resolution:

“RESOLVED, that the stockholders APPROVE, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the proxy statement prepared in connection with the Company’s 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities Exchange Commission, including the CD&A, the compensation tables and related narrative included in this proxy statement.”

PROPOSAL 3 —	ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are also seeking a non-binding, advisory vote on the frequency of the advisory vote on executive compensation of our named executive officers. Stockholders are provided with the opportunity to indicate their preference for an advisory vote on named executive officer compensation every (a) one year, (b) two years or (c) three years. The stockholders may also abstain from voting on this proposal. The Exchange Act requires that stockholders be provided the opportunity to vote on the frequency of advisory votes on named executive officer compensation not less than once every six years.

After review with the Compensation Committee and Nominating and Corporate Governance Committee, the Board recommends that stockholder vote in favor of an annual advisory vote on named executive officer compensation each year. We believe that a vote each year on the compensation of our named executive officers allows our stockholders to provide timely feedback on the Company’s current executive compensation philosophy, practices and policies. The Company recognizes that stockholders may have different opinions as to the appropriate frequency of advisory votes on executive officer compensation, and will carefully consider the voting results on this proposal. The frequency receiving the greatest number of votes cast — one year, two years or three years — will be deemed by us as the frequency that has been recommended by our stockholders.

The Board recommends that the stockholders vote for every “1 YEAR” on the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.

PROPOSAL 4 —	A PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2012

The Audit Committee appoints our independent auditors. The proposal to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) for fiscal 2012 is put before the stockholders because, though the stockholder vote is not binding on the Audit Committee, the Board believes that it is good corporate practice to seek stockholder ratification of the Audit Committee’s appointment of the independent auditors. If the appointment of PwC is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or to engage another audit firm without re-submitting the matter to stockholders. Even if the appointment of PwC is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year.

We expect that representatives of PwC will attend the Annual Meeting and that they will have the opportunity to respond to appropriate questions from stockholders and to make a statement if they desire to do so.

There are no relationships between our executives, directors and PwC.

Fees of Independent Public Accountants for Fiscal 2011 and 2010

The following table presents fees billed for professional services rendered by PwC for the audit of our annual financial statements and internal control over financial reporting for fiscal 2011 and fiscal 2010, together with any fees billed for audit-related services and tax services rendered by PwC for fiscal 2011 and fiscal 2010.

	Fiscal 2011	Fiscal 2010

(1) Audit fees(a)	$5,071,754	$4,922,172
(2) Audit-related fees	—	—
(3) Tax fees(b)	13,357	271,448
(4) All other fees(c)	7,200	6,732

Total	$5,092,311	$5,200,352

(a)	Fees billed for professional services performed by PwC for the audit of our annual financial statements and review of financial statements, quarterly reviews, and services that are normally provided in connection with statutory regulatory filings or engagements. Fees billed for fiscal 2010 and 2011 also included an audit of our internal control over financial reporting.

(b)	Tax fees in 2011 relate to certain tax returns in Europe and Asia. Tax fees billed in fiscal 2010 relate to certain tax returns in Europe, as well as tax consulting fees regarding research and development charges and transfer pricing procedures, which were performed in the United States.

(c)	Fees billed in fiscal 2010 and 2011 related to technical work performed over the first time preparation of certain statutory accounts in Norway.

Pre-Approval Policies

All audit, audit-related and tax services for fiscal 2011 were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of PwC’s independence in the conduct of its auditing functions. The Audit Committee’s charter provides that individual engagements must be separately approved. The policy also requires specific approval by the Audit Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit engagement fees, other significant compensation to be paid to the independent auditor and the terms of such engagement. Additionally, the Audit Committee must pre-approve any non-audit services to be provided by the independent auditor.

The Board recommends that the stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal 2012.

OTHER MATTERS

As of the date of this proxy statement, management knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holders.

GOVERNANCE OF THE COMPANY

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We have adopted a Code of Ethics and Business Conduct for directors, officers (including the principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions) and all of our employees (the “Code of Ethics”). We have also adopted Corporate Governance Guidelines, which, in conjunction with our Certificate of Incorporation, Bylaws and committee charters, form the framework for our governance. Our Corporate Governance Guidelines and Code of Ethics are available on the Investor Relations page of our website http://www.exide.com. We will post on this website any amendments to the Code of Ethics or waivers of the Code of Ethics for directors and executive officers and will disclose waivers of the Code of Ethics in a Current Report on Form 8-K. Stockholders may request free printed copies of the Code of Ethics from:

Exide Technologies
13000 Deerfield Parkway
Building 200
Milton, Georgia 30004
Attn: Corporate Secretary

Board of Directors Committees and Meetings

The Board has Audit, Nominating and Corporate Governance, Compensation, and Finance Committees. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on the Investor Relations page of our website at http://ir.exide.com/committees.cfm. A free printed copy of each of these charters is available to any stockholder who sends a request to the address listed under the heading “Governance of the Company.” The members of the Board on the date of this proxy statement, and the committees of the Board on which they currently serve, are identified below.

Nominating
and Corporate
	Compensation	Audit	Governance
Director	Committee	Committee	Committee	Finance Committee

Herbert F. Aspbury	—	Chair	—	Member
James R. Bolch	—	—	—	—
Michael R. D’Appolonia	Member	—	Member	—
David S. Ferguson	—	Member	Chair	—
John O’Higgins	—	Member	—	—
Dominic J. Pileggi	Member	—	Member	—
John P. Reilly, Chairman	Member	—	—	—
Michael P. Ressner	—	Member	—	Chair
Carroll R. Wetzel	Chair	—	—	Member

Mr. Bolch does not serve on any committee of the Board. The Board met fourteen times during fiscal 2011. Each director attended at least 75% of all meetings of the Board and committees on which he served. Under our Corporate Governance Guidelines, each director is expected to attend Board meetings on a regular basis and encouraged, but not required, to attend each annual meeting of stockholders. All Board members attended the 2010 Annual Meeting.

Our Corporate Governance Guidelines require that at least a majority of Board members qualify as independent under the applicable listing standards of the NASDAQ Rules and Rule 10A-3(b)(1) under the Exchange Act. Each year, the Board reviews information provided by the directors and any other relevant information and, based on this information, makes an affirmative determination as to each director’s independence. After considering the NASDAQ Rules and Rule 10A-3(b)(1) under the Exchange Act, the Board determined that the following directors are independent: Messrs. Reilly, Aspbury, D’Appolonia, Ferguson, O’Higgins, Pileggi, Ressner and Wetzel. James R. Bolch, due to his employment with the Company, is not considered an independent director.

The Company has entered into indemnity agreements with each of its directors and executive officers that provide for defense and indemnification against any judgment or costs assessed against them in the course of their service to us, as well as for the advancement of expenses and contribution in the event of joint liability.

In particular, the indemnification agreements provide contractual indemnification for the indemnitee that is meant to supplement the indemnification provided by our organizational documents. The indemnification agreements provide that we will indemnify and hold harmless each indemnitee, to the fullest extent permitted by law, against any and all expenses and losses, and any local or foreign stamp duties or taxes imposed as a result of the actual or deemed receipt of any payments under the indemnity agreement, that are paid or incurred by the indemnitee in connection with such proceeding. We will indemnify and hold harmless any indemnitee for all expenses paid or incurred by indemnitee in connection with each successfully resolved claim, issue or matter. The indemnification agreements further provide that we will not provide indemnification for any proceeding initiated or brought voluntarily by the indemnitee against us or our directors, officers or employees, or for any accounting of profits made from the purchase and sale by the indemnitee of our securities.

The indemnification agreements also provide that we will advance, to the indemnitee, to the fullest extent permitted by law, any and all expenses paid or incurred by indemnitee in connection with any proceeding (whether prior to or after its final disposition), provided that the indemnitee is otherwise entitled to indemnification under the indemnification agreement.

The agreements do not permit indemnification for acts or omissions for which indemnification is not permitted under Delaware law.

Audit Committee

The Audit Committee met seven times during fiscal 2011. The purpose of the Audit Committee is to assist the Board in overseeing the accounting and financial reporting processes and the audits of our financial statements. The Audit Committee’s primary duties and responsibilities are to:

•	monitor the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	appoint, approve and monitor the independence, services, performance and compensation of our independent auditors and internal audit services;

•	provide an avenue of communication among the independent auditors, our disclosure committee, management, employees, the internal audit function and the Board;

•	review and submit to the Board for approval, as appropriate, related person transactions for potential conflict of interest situations;

•	prepare the Audit Committee report that the SEC rules require to be included in our annual proxy statement; and

•	monitor and approve the scope of our internal audit plan and work program and coordinate our internal and external audits.

In September 2010, the Board determined that all of the members of the Audit Committee are independent within the meaning of SEC regulations, the NASDAQ Rules and our Corporate Governance Guidelines. The Board has determined that Mr. Aspbury, the chair of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC rules, and that he has financial sophistication within the meaning of the NASDAQ Rules.

The report of the Audit Committee is included herein under the heading “Report of the Audit Committee.” The charter of the Audit Committee is available on our website listed above.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met nine times during fiscal 2011. The primary purpose of the Nominating and Corporate Governance Committee is to assist the Board in identifying qualified individuals to serve as directors on the Board. To that end, the Nominating and Corporate Governance Committee has the following duties, among others:

•	establish criteria for selecting new directors, identify individuals qualified to become members of the Board based on these criteria and recommend to the Board for its consideration such individuals as nominees to the Board;

•	oversee evaluations of the Board, individual members of the Board and the committees of the Board; and

•	develop, evaluate and make recommendations to the Board with respect to our corporate governance policies and procedures and the Code of Ethics.

In September 2010, the Board determined that all of the members of the Nominating and Corporate Governance Committee are independent within the meaning of SEC rules, the NASDAQ Rules and our Corporate Governance Guidelines.

The Corporate Governance Guidelines set forth qualities the Committee and Board seek in individuals to be nominated to the Board. These qualities include those discussed below under “Director Qualifications, Nominations and Diversity”, among other criteria, a high degree of leadership experience in business or administrative activities, breadth of knowledge about issues affecting us and the ability and willingness to contribute special competencies to Board activities are important qualities for directors to have. The Nominating and Corporate Governance Committee also reviews annually the process for succession plans for our Chief Executive Officer (“CEO”) and the CEO’s direct reports. The Nominating and Corporate Governance Committee charter is available on the Investor Relations page of our website listed above.

Compensation Committee

The Compensation Committee met eleven times during fiscal 2011. The purpose of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities with respect to compensation. The Compensation Committee’s primary duties and responsibilities include:

•	oversee the administration of our compensation plans, in particular our incentive compensation and equity-based plans;

•	develop and recommend to the Board total compensation for our CEO and determine compensation for all other executive officers, including oversight of the administration of our executive benefit plans; and

•	review and discuss with management the Compensation Discussion and Analysis and review and approve the Compensation Committee report to be included in the annual proxy statement as required by the rules of the SEC.

In September 2010, the Board determined that all of the members of the Compensation Committee are independent within the meaning of SEC regulations, the NASDAQ Rules and our Corporate Governance Guidelines. The Compensation Committee charter is available on the Investor Relations page of our website listed above.

Finance Committee

The Finance Committee conducted eight meetings during fiscal 2011. The Finance Committee’s primary duties and responsibilities include:

•	assist the Board in reviewing and making recommendations to the Board regarding our long-term financial structure, objectives and policies;

•	recommend to the Board authorizations, filings and applications necessary and appropriate to enable management to execute proposed financing plans; and

•	review financial implications of any significant transactions requiring Board approval, such as mergers, acquisitions, reorganizations and divestitures.

The Finance Committee charter is available on the Investor Relations page of our website listed above.

Director Qualifications, Nomination and Diversity

The Nominating and Corporate Governance Committee of the Board considers all qualified candidates who may be identified by our stockholders, current Board members and/or professional search firms. Stockholders who wish to propose a director candidate for consideration by the Nominating and Corporate Governance Committee may do so by submitting the candidate’s name, resume, biographical information and qualifications to the attention of the Secretary of the Company at 13000 Deerfield Parkway, Building 200, Milton, Georgia 30004. All proposals for recommendation or nominations received by the Secretary will be presented to the Nominating and Corporate Governance Committee for its consideration and the Committee will review each candidate using the same criteria. Members of the Nominating and Corporate Governance Committee will interview candidates, and the Nominating and Corporate Governance Committee will recommend to the Board nominees that best meet the Board’s current needs. In order for a recommended director candidate to be considered by the Nominating and Corporate Governance Committee for nomination for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.

Although the Board does not maintain a formal policy regarding diversity, the Nominating and Corporate Governance Committee considers diversity to include diversity of backgrounds, cultures, education, experience, geographic profiles, as well as race, ethnicity, gender, national origin and other categories.

Board Leadership Structure

Since 2004, the Chairman of the Board has been an independent, non-employee director. In March 2010, the Board approved amendments to its bylaws that restricted the Chairman of the Board from also serving simultaneously as an executive of the Company. John P. Reilly has served as the Chairman of the Board since May 2004. As Chairman of the Board, Mr. Reilly approves meeting schedules and agendas and chairs executive sessions of the independent directors. The Board believes that this leadership structure ensures effective independent Board leadership and oversight of management and the Company’s long-term strategic objectives. Additionally, all of the Board’s standing committees are composed solely of, and chaired by, independent directors. As a matter of practice, the Chairman of the Board regularly elicits input from the CEO as to matters to be covered at the meetings.

Board of Directors’ Role in Risk Oversight

The Board provides oversight of the Company’s enterprise risks. Management oversees daily risk management processes, and has formalized the development of a risk matrix through input from each business unit and corporate function. The risk matrix is refined over the course of the fiscal year and is reviewed with the Board on an annual basis.

Although the Board has ultimate responsibility for overseeing risk management, the Board has determined that the individual committees are best suited to provide direct oversight of certain risks related specifically to their areas of responsibility, and the committees review those risks with the Board. The Audit Committee reviews with the Vice President — Internal Audit the audits or assessments of significant risks conducted by the Company’s internal audit personnel based on its own audit plan. The Audit Committee also regularly reviews with management the Company’s internal control over financial reporting, including any significant deficiencies, as well as significant legal, regulatory, and compliance matters that could have a material impact on the Company’s financial statements or business. Additionally, the Finance Committee exercises oversight with regard to the risk assessment and management processes related to matters including capital structure and liquidity. The Nominating and Corporate Governance Committee, through its succession planning activities, addresses risks related to identification of executive talent and continuity of senior management.

The Compensation Committee is responsible for overseeing risks related to compensation policies and practices. The Compensation Committee reviews a number of factors, including the mix of long-term and short-term incentive compensation, the performance metrics utilized for incentive compensation and the general designs of the various incentive plans. After its annual review of the Company’s existing compensation program, the Compensation Committee determined that the Company’s compensation programs are not likely to have a material adverse effect on the Company.

Executive Sessions of Independent Directors

The Board conducts executive sessions comprised exclusively of independent directors during each regularly scheduled Board meeting and as otherwise appropriate. The executive sessions are chaired by the Chairman of the Board.

Compensation Committee Interlocks and Insider Participation

During fiscal 2011, Messrs. D’Appolonia, Ferguson, Lash, Pileggi, Reilly and Wetzel each served for a period of time as a member of the Compensation Committee, none of whom:

•	is one of our current or former executive officers;

•	except for Mr. Pileggi, is or was a participant in a related person transaction in fiscal 2011 (for a description of this related person transaction or our policy on related person transactions, see “Certain Relationships and Related Transactions”); and

•	is an executive officer of another entity of which one of our executive officers serves on the board of directors.

There were no interlocking relationships between any of the Compensation Committee’s members and the Company’s executive officers during fiscal 2011.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent we specifically incorporate this Report by reference therein.

Purpose

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The purpose, authority and responsibilities of the Audit Committee are specified in its charter, which most recently was revised in fiscal 2011, and is available on our website at http://ir.exide.com/committees.cfm. The composition of the Audit Committee and the function of the Audit Committee are described in further detail on pages 12-13 of this proxy statement under the caption Audit Committee.

Independent Public Accountant Communications

The Committee discussed with the independent public accountants, PricewaterhouseCoopers LLP, matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, including, among other things, management judgments and accounting estimates, as well as whether there were any significant audit adjustments, any disagreements with management or any difficulties encountered in performing the audit. The Committee also discussed with its independent public accountants matters relating to its independence, which discussion included a review of the firm’s audit and non-audit fees, as the fees may be modified or supplemented from time to time. In connection with such discussions, the Committee received and reviewed the written disclosures and letter from its independent public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Committee met separately at least quarterly with its independent public accountants, without management present.

Internal Controls

During fiscal 2011, the Committee discussed with management its assessment of the effectiveness of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and whether any deficiencies existed. The Committee also discussed with the Company’s independent public accountants its evaluation of management’s assessment of our internal controls.

Review of Periodic Reports

The Committee reviewed and discussed with management and the independent public accountants each of our quarterly and annual reports for fiscal 2011, including our audited financial statements, which review included a discussion regarding accounting principles, practices and judgments. The Committee also reviewed and discussed with management the earnings press releases accompanying such quarterly and annual reports.

Audited Financial Statements

As a result of its review of the audited financial statements, as well as its discussions with management and the independent public accountants, including those discussions mentioned above related to independent public accountant communications, the Committee recommended to the Board and the Board approved the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for fiscal 2011 for filing with the SEC.

Members of the Audit Committee

Herbert F. Aspbury, Chairman
David S. Ferguson
John O’Higgins
Michael P. Ressner

COMPENSATION DISCUSSION AND ANALYSIS

We refer you to our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 for additional information regarding fiscal 2011 results discussed in the Executive Summary of this report.

Executive Summary

We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our named executive officers’ total compensation is comprised of a mix of base salary, annual cash incentive awards and long-term incentive awards that include both cash and performance-based equity awards.

Despite a difficult economic environment, we significantly improved our operating performance during the last completed fiscal year. As described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K, our fiscal 2011 financial results were strong relative to our fiscal 2010 results.

Our year-over-year key financial performance indicators of net income and earnings per share placed us above the 75th percentile when measured against our peer companies’ year-over-year results, while our Adjusted EBITDA placed us below the 25th percentiles against the same peer companies. Our peer companies are described in more detail on page 21 herein.

The following table presents key financial performance indicators for the past three fiscal years, some of which have been used in determining certain performance-based compensation. The Company believes that these measures are useful to investors and management because they assist investors and management in evaluating and comparing the Company’s performance for different periods. Adjusted EBITDA, Adjusted Net Income and adjusted earnings per share (“Adjusted EPS”) are metrics upon which fiscal 2011 short-term incentive pay provided for named executive officers is based, and, as described below, exclude non-operational items that the Company believes are not indicative of, or may obscure trends useful in evaluating, the Company’s continuing operations.

	Fiscal 2009	Fiscal 2010	Fiscal 2011
	(In millions except for per-share data)

Net Sales	$3,322.3	$2,685.8	$2,887.5
Net Income(2)	$(69.5)	$(11.8)	$26.4
Adjusted EBITDA(1)	$252.7	$198.8	$228.8
Earnings Per Share (Diluted) (“GAAP EPS”)	$(0.92)	$(0.16)	$0.33
Adjusted Net Income(3)	$47.3	$48.5	$57.9
Adjusted Earnings Per Share(4)	$0.63	$0.64	$0.72
Operating Income	$67.6	$16.7	$95.8

(1)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and restructuring charges. The Company’s Adjusted EBITDA definition also adjusts reported earnings for the effect of non-cash currency remeasurement gains or losses, the non-cash gain or loss from revaluation of the Company’s warrants liability, impairment charges, non-cash gains or losses on asset sales and non-cash stock compensation expense and minority interest. We also refer you to the earnings release filed as Exhibit 99.1 to our Report on Form 8-K, dated June 1, 2011, for a reconciliation of Adjusted EBITDA to the income or loss reported under generally accepted accounting principles.

(2)	Excludes any net income attributable to minority interests, and reflects only net income of Exide Technologies as reported in the Company’s audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2011, filed with the SEC on June 1, 2011.

(3)	Adjusted net income is defined as net income plus or minus after-tax restructuring charges, one-time tax items (including non-cash valuation allowances), reorganization expenses related to post-bankruptcy claims administration, after tax currency re-measurement gains or losses, and non-cash gains or losses from the revaluation of the Company’s warrants liability.

(4)	Adjusted EPS is defined as adjusted net income divided by weighted average shares outstanding.

Compensation Decisions for 2011

The Committee believes that the compensation decisions made in fiscal 2011 were appropriate in light of the Company’s consolidated results, and are as follows:

•	Base salaries of our NEOs were moderately increased consistent with market practices;

•	Adjusted EPS, consolidated adjusted EBITDA, Division Adjusted EBITDA, and Division ROWC are the key metrics for our named executive officers’ fiscal 2011 cash incentive awards. These metrics provide for a balanced approach to measuring annual company performance. Where the Company’s or respective division’s performance with respect to each of these metrics was above target, resulting payment of annual cash incentive awards were above target levels for our named executive officers. Payments below target were earned where a division performed below target.

•	Long-term incentive compensation continues to make up the largest percentage of the compensation for each of our named executive officers, comprised of both equity-based and cash-based awards, the majority of which are earned through performance and have value that is closely linked to the Company’s total shareholder return.

Compensation Practices and Corporate Governance

The Company believes that at the core, its compensation programs must support sound corporate governance principles. We believe the following factors support this belief:

•	Perquisites are a minimal part of our compensation program, and we do not provide substantial post-retirement benefits.

•	We maintain a policy prohibiting Company personnel, including the named executive officers, from engaging in any short-term, speculative securities transactions, including purchasing securities on margin, engaging in short sales, buying or selling put or call options, and trading in options (other than those granted by the Company).

•	The Compensation Committee considers internal pay equity when making compensation determinations with regard to the named executive officers.

•	The Compensation Committee uses tally sheets that provide information as to all compensation that is potentially available to our named executive officers, as well as the amount of wealth that our named executive officers have accumulated under our compensation programs.

•	The Compensation Committee engages an independent compensation consultant to advise it in regard to executive compensation and related governance issues.

•	Our strong risk management program, which includes our Compensation Committee’s significant oversight of the ongoing evaluation of the relationship between our compensation programs and risk, ensures that our incentive compensation plans do not motivate or reward inappropriate risk taking.

The Committee believes that the compensation program and performance goals described herein provide appropriate economic incentives in light of current economic conditions for the named executive officers to continue to drive improvements in our financial performance and increase stockholder value. We encourage you to read this CD&A for a detailed discussion and analysis of our executive compensation program, including information about the fiscal 2011 compensation of the named executive officers.

Compensation Committee Activities

The Committee’s responsibilities include reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”) and, based on the evaluation of the CEO’s performance against these goals and objectives, recommending the CEO’s compensation to the Board. The Committee is also responsible for reviewing and approving the compensation for all named executive officers and certain other key employees, overseeing the administration of our compensation and benefits plans, including both our short-term cash incentive and long-term equity incentive compensation plans, and making recommendations to the Board regarding director compensation.

The Committee’s responsibilities are enumerated in full detail in the Committee’s charter, which is reviewed annually. The charter, originally adopted on May 12, 2004, was most recently amended on February 3, 2011. A copy of the charter can be found under the Investor Relations page of our website: http://ir.exide.com/committees.cfm.

Role of Executive Officers in Compensation Decisions

Annually, the CEO, in consultation with the Executive Vice President — Human Resources (“EVP-HR”), makes recommendations to the Committee regarding any adjustments to base salary for named executive officers based on the CEO’s assessments of each named executive officer and market data for similarly positioned executives. Materials supporting the recommendations, including division and the corporate-level results, market survey data, peer group analysis and salary history for named executive officers are provided to the Committee for its review and consideration in consultation with the Committee’s independent compensation consultant, Pearl Meyer & Partners (“PM&P”). The CEO and EVP-HR attend the Committee’s meetings to present their recommendations regarding base salary adjustments, annual short-term cash incentive compensation and long-term equity incentive compensation. The Committee reviews with the CEO and EVP-HR any such recommendations, and based on this review, approves or alters the proposed compensation as it deems appropriate. The CEO is not present when the Committee reviews the CEO’s compensation and the EVP-HR does not make recommendations regarding adjustments to his base salary and is not present when the Committee reviews his compensation. All final decisions regarding compensation for the CEO and compensation for named executive officers other than the CEO are ultimately made by the Board and the Committee, respectively.

Independent Compensation Consultants

When analyzing various components of named executive officer compensation, the Committee engages an independent compensation consultant to provide advice and other services, including providing data regarding prevailing market conditions. Additionally, the Committee engages its independent compensation consultant to review director compensation and, where appropriate, recommend adjustments. In February 2011, the Committee retained PM&P as its independent compensation consultant for fiscal 2012. Previously, the Committee retained Towers Watson as its independent compensation consultant from October 2007 until February 2011. The Committee reviewed the Company’s relationship with PM&P and PMP’s retention by management to provide executive compensation advice during fiscal 2011, and concluded that PM&P is independent in providing advice and recommendations to the Committee. The fees for the independent consultant are paid directly by the Company pursuant to the Committee’s charter. The Committee annually reviews the retention of its independent compensation consultant.

Upon request of the Committee, the independent consultant provides peer group and market survey compensation data and related metrics for the Committee’s review of named executive officer base salary, annual short-term cash incentive compensation and long-term equity incentive compensation. The independent consultant periodically coordinates with the EVP-HR regarding compensation packages for proposed new named executive officers and other senior personnel, as well as providing metrics for evaluating and scaling long-term equity incentive compensation for all named executive officers. The independent consultant also provides the Committee with recommendations concerning market survey data for any non-U.S. named executive officers. Pursuant to the terms of the consulting agreement, the independent consultant reports directly to the Committee and acts at the Committee’s request. The independent consultant reviews and makes recommendations to the Committee regarding the companies included in the Company’s peer group.

The Company’s management has also occasionally engaged Mercer Consulting to provide consulting advice regarding executive compensation.

Philosophy Regarding Executive Compensation

The Committee’s primary objective is to design and implement an executive compensation program that attracts, motivates and retains a strong leadership team, and that rewards named executive officers based upon achievement of the Company’s financial objectives and continuing to enhance long-term stockholder value. Specific objectives of our compensation program include the following:

•	Recruit, retain, and motivate executive officers;

•	Provide total compensation that is significantly weighted toward the achievement of performance-based objectives; and

•	Align performance goals with greater shareholder value.

The Committee believes it has designed total compensation for the named executive officers that will provide considerably greater compensation if the Company achieves superior financial performance. A core strategy of the executive compensation program is to link each named executive officer’s compensation to the Company’s overall performance, the performance of the named executive officer’s regional business and/or functional responsibilities, as applicable, and the named executive officer’s individual performance. The elements of named executive officer compensation are based, in part, on the Company’s performance objectives, as well as external competitive market analyses that use a variety of sources, including the compensation market survey data compiled by the Committee’s independent compensation consultants.

The Committee believes that performance-based compensation, principally in the form of long-term equity incentive compensation, and including short-term annual cash incentive compensation, should represent approximately two-thirds of a named executive officer’s total compensation. It is the view of the Committee that the emphasis on performance-based compensation encourages superior performance, serves to retain key employees and better aligns executive compensation with the interests of the Company’s stockholders.

In fiscal 2011, the Committee sought to maintain competitive total compensation for the named executive officers, which generally falls between the 50th and 75th percentiles based on market survey and per group data. The Committee may set the total compensation, or any individual component of total compensation, above or below the percentile targets based on each named executive officer’s annual performance, years of experience, current compensation, scope of responsibility when compared to similar positions, the Committee’s ability to target appropriate future base salaries, and any other factors that the Committee deems appropriate.

The Committee generally does not believe perquisites, including executive retirement plans, should represent a significant portion of named executive officer compensation. Named executive officers receive benefits aligned with benefits received by other employees under company-sponsored plans. Limited perquisites are selectively utilized to support the named executive officers’ business needs and are not intended to be competitive with others in our peer group.

Benchmarking

The Committee’s independent compensation consultant provides compensation data for named executive officers using general market survey data, as well as peer group data.

Market Survey Data

In addition to our peer group data, the Committee used proprietary market survey data provided by PM&P, as well as the Top Management Compensation Calculator by Towers Watson Data Services as resources to benchmark base salary and total cash compensation for our named executive officers. The Towers Watson market survey data is comprised of data from more than 1,500 organizations representing a variety of industries, sizes of companies and geographic areas. The Company utilizes survey data for the position or positions that most closely matches the job description of each named executive officer or executive officer position, and for the companies that are most closely aligned with characteristics of the Company, including comparable industry, comparable size (revenue and employees), geography and other measures of comparison as appropriate and available.

Peer Group Data

The criteria for the selection of the peer group include industry, size (based on revenue, market capitalization, total assets and number of employees), and companies with comparable business models, operations and complexities. During fiscal 2011, the Committee evaluated the Company’s peer group and, based on the recommendation from Towers Watson, the Committee made no changes to its existing peer group. The companies comprising the peer group for fiscal 2011 are listed below:

American Axle & Manufacturing Holdings, Inc. (NYSE:AXL)
AMETEK Inc. (NYSE:AME)
Amphenol Corporation (NYSE:APH)
ArvinMeritor, Inc. (NYSE:ARM)
Autoliv, Inc. (NYSE:ALV)
Borg Warner Inc. (NYSE:BWA)
Brunswick Corporation (NYSE:BC)
Energizer Holdings, Inc. (NYSE:ENR)
Enersys (NYSE:ENS)	General Cable Corporation (NYSE:BGC)
Hubbel Incorporated (NYSE:HUB)
Modine Manufacturing Company (NYSE:MOD)
Molex Incorporated (NASDAQ:MOLX)
Rockwell Automation, Inc. (NYSE:ROK)
Tenneco Inc. (NYSE:TEN)
The Timken Company (NYSE:TKR)
Vishay Intertechnology, Inc. (NYSE:VSH)
WABCO Holdings, Inc. (NYSE:WBC)

The Committee uses peer company data to evaluate the appropriateness of the components of our compensation program, including the following: director compensation; the allocation of various forms of long-term compensation awards; and the type of financial metrics used for short-term cash incentive awards and long-term equity compensation awards. The Committee uses this peer group data so that the components of compensation programs are competitive with those of our peer group, will encourage superior performance and attract and retain qualified employees. Using the criteria discussed above, the Committee routinely reviews and evaluates, with assistance from its independent compensation consultant, the appropriateness of the companies comprising the peer group.

Elements of Compensation

The Committee utilizes the following to provide total annual compensation to our named executive officers:

•	base salary;

•	short-term cash incentive compensation;

•	annual grants of long-term compensation, principally in the form of time-vested and performance-based restricted stock and restricted stock unit awards, as well as cash-based awards earned for performance; and

•	personal benefits and perquisites.

Each of these elements is further explained below.

Base Salary

The Committee adheres to the principle that base salary should represent a key component of a named executive officer’s total compensation. In order to hire and retain highly qualified candidates, the Committee generally sets base salaries for named executive officers at, or above, the prevailing median base salary of similarly situated executives based on market survey data, which typically results in base salary between the 50th and 75th percentile based on market survey data.

The Committee establishes, and periodically modifies, if appropriate, each named executive officer’s base salary through an evaluation of several factors, including individual performance, current market conditions, years of experience, industry specific experience, national and local salaries for comparable positions (internally and externally), level of responsibility and the recommendations of the CEO and EVP-HR. Each year, the Committee, based, in part, on the review of information obtained from its independent compensation consultant and the CEO’s and EVP-HR’s recommendation, reviews and modifies, as it deems appropriate, the base salaries for the Company’s named executive officers other than the CEO. The CEO’s base salary for fiscal years 2011 and 2012 was set pursuant to the terms of his Employment Agreement. In conjunction with evaluations submitted by directors, the Committee reviews and may recommend additional adjustments in the CEO’s base salary. Any such recommendations regarding the CEO’s base salary must be approved by the Board.

In fiscal 2011, the Company resumed annual merit increases that had previously been frozen due to the global economic condition’s effect on the Company’s business. In May 2010, the Committee approved an increase to Mr. Damaska’s base salary from $350,000 to $400,000 and an increase to Ms. Hatcher’s base salary from $315,000 to $360,000 to recognize their performance and pay competitive compensation. The Committee also approved a merit increase to adjust Mr. Ostermann’s annual base salary from €365,000 to €386,900. On May 25, 2011, the Committee approved fiscal 2012 merit increases for the named executive officers, increasing Mr. Damaska’s base salary from $400,000 to $410,000, Ms. Hatcher’s base salary from $360,000 to $370,800, Mr. Ostermann’s base salary from €386,900 to €399,510 and Mr. Tetreault’s base salary from $350,000 to $358,750.

The Committee and Board determined that Mr. Bolch’s base salary, when compared to the salaries of the Company’s other named executive officers, appropriately reflects his greater global responsibilities for the Company’s operational and strategic oversight. The Committee also believes the base salary for our CEO should be higher than the salaries for the Company’s other named executive officers due to the responsibilities of his position. The base salaries for other named executive officers generally fall within a range discussed above and are intended to reflect differences in respective individual and division performance.

Short-Term Cash Incentive Compensation

The Committee currently targets short-term cash incentive compensation at 50% of a named executive officer’s base salary, consistent with market data. Mr. Bolch’s employment agreement provides short-term cash incentive compensation at 125% of base salary. The Committee believes that the significantly higher target for the CEO, when compared to the Company’s other named executive officers, is appropriate in light of his level of responsibility. Payout of these awards is conditioned on an individual named executive officer’s regional financial performance, where applicable, and consolidated corporate financial performance. The Committee believes that any payout above the 50th percentile of market data should reflect exceptional performance compared to the market.

Fiscal 2011 Short-Term Cash Incentive Awards

On March 24, 2010, the Committee approved the fiscal 2011 short-term cash incentive plan awards for named executive officers under the 2010 Annual Incentive Plan (“2010 AIP”). Fiscal 2011 awards were based on the following performance measures for non-divisional named executive officers:

•	Adjusted EPS; and

•	Consolidated Adjusted EBITDA for the Company as a whole (“Consolidated EBITDA”).

For named executive officers who oversee one of the Company’s divisional operations, in addition to the corporate goals of Adjusted EPS and Consolidated EBITDA, their performance measures also included Division Adjusted EBITDA and Division return on working capital (“Division ROWC”), which is defined as the division’s Adjusted EBITDA divided by the sum of accounts receivable and inventory minus accounts payable.

The threshold, target and maximum goals for Consolidated EBITDA, Adjusted EPS, division Adjusted EBITDA and Division ROWC were established by the Committee based on the fiscal 2011 operating plan goals approved by the Board.

	Performance Metrics	Payout

Corporate Performance Measures	70% Adjusted EPS 30% Consolidated EBITDA	< 80% Performance = 0% of Target Payout
Division Performance Measures	50% Division Adjusted EBITDA 25% Division ROWC 15% Adjusted EPS 10% Consolidated EBITDA	80% Performance = 50% of Target Payout 100% Performance = 100% of Target Payout 120% Performance = 200% of Target Payout

The Committee also established a required threshold performance level based on a minimum Adjusted Net Income of $23.4 million. No named executive officer would be eligible to receive any fiscal 2011 award otherwise earned under the 2010 AIP if threshold Adjusted Net Income was not achieved.

Payments of fiscal 2011 awards under the 2010 AIP occurred on or about July 6, 2011, after the audit of the Company’s financial statements was completed. In fiscal 2011, the Company achieved Adjusted Net Income of $57.9 million, which exceeded the minimum threshold. On a consolidated basis, the Company’s target Consolidated EBITDA was $241.4 million and the Company achieved $228.8 million, or 86.9% of the target. Target Adjusted EPS was $0.59, and the Company achieved $0.72, which was in excess of 200% of target. However, a late year-end foreign tax adjustment was deducted from the Adjusted EPS achieved under the 2010 AIP, limiting payout to $0.68 or 179.4% of target. Due to the consolidation of the two Europe divisions during fiscal 2011, Mr. Ostermann’s payout was determined by combining the Division ROWC and division Adjusted EBITDA for Transportation Europe and Industrial Energy Europe. The combined Division ROWC was 37.3%, which was in excess of 200% of target and the combined division Adjusted EBITDA was $99 million, or 143.2% of target.

The threshold, target and actual payouts to the Company’s named executive officers (excluding Mr. Ulsh) for fiscal 2011 awards under the 2010 AIP were as follows:

Named Executive Officer	Threshold(1)	Target(2)	Actual

James R. Bolch	$531,250	$1,062,500	$1,619,356
Phillip A. Damaska	$100,000	$200,000	$304,820
Michael Ostermann(3)	$137,030	$274,060	$431,261
Edward R. Tetreault(4)	$36,750	$73,500	$99,653
Barbara A. Hatcher	$90,000	$180,000	$274,338

(1)	Assumed both division and consolidated corporate results are at 80% of target and the Adjusted Net Income threshold is met.

(2)	Assumed both division and consolidated corporate performance are at target level.

(3)	Mr. Ostermann’s compensation is paid in Euros and reflects the Euro/U.S. Dollar exchange rate of 1.42/1.00 at March 31, 2011.

(4)	Mr. Tetreault’s fiscal 2011 target and payout under the 2010 AIP were pro-rated based on the commencement of his employment on November 15, 2010.

The Committee believes the targets established for the named executive officers for fiscal 2011 awards under the 2010 AIP were challenging and required significant performance at both the division and corporate level, particularly in light of the ongoing effects of the global economic downturn and uncertainty regarding the timing of any corresponding economic recovery. On June 1, 2010, the Board approved a lump sum discretionary payment of $300,000 to Mr. Ulsh. The payment was in lieu of Mr. Ulsh’s target fiscal 2011 short-term incentive plan amount for the period April 1, 2010 through June 30, 2010.

Fiscal 2012 Short-Term Cash Incentive Awards

As part of its annual review of the short-term incentive plan, on March 29, 2011, the Board approved for the CEO, and the Committee approved for other named executive officers, fiscal 2012 performance measures for awards under the 2012 Annual Incentive Plan (“2012 AIP”), which amended and restated the 2010 AIP. Due to the integration of the former Industrial and Transportation divisions in Europe and the Americas, the Committee amended the 2010 AIP to combine division metrics into consolidated regional metrics and to include additional performance measurements described in more detail below. Fiscal 2012 AIP awards to non-regional named executive officers were based on the following performance measures:

•	GAAP EPS;

•	Consolidated corporate operating income (“Consolidated Operating Income”), which is defined as net sales less the sum of cost of sales, selling and administrative expenses and restructuring and asset impairment charges; and

•	Consolidated corporate free cash flow (“Consolidated FCF”), which is defined as cash from operating activities less cash used for investing activities, both determined from the statement of cash flows in our audited financial statements.

In addition to these measures, fiscal 2012 AIP awards to the named executive officers who oversee the Company’s regional operations in the Americas, Europe and Asia included the region’s Operating Income (“Regional Operating Income”) and the region’s free cash flow (“Regional FCF”). Threshold, target and maximum goals for the various metrics were established by the Committee based on the fiscal 2012 operating plan goals approved by the Board and are summarized in the table below.

	Performance Metrics	Payout

Corporate Performance Measures	50% GAAP EPS 30% Consolidated Operating Income 20% Consolidated FCF	<80% Performance = 0% of Target Payout
Region Performance Measures	50% Regional Operating Income 25% Regional FCF 15% GAAP EPS 10% Consolidated Operating Income	80% Performance = 50% of Target Payout 100% Performance = 100% of Target Payout 120% Performance = 200% of Target Payout

The Committee also established a threshold Operating Income target below which no earned fiscal 2012 AIP award will be paid. For fiscal 2012, the Committee approved a further amendment which allows the Committee to adjust a named executive officer’s earned 2012 AIP award based on an individual performance modifier that consists of a rating of each individual’s performance against individual goals, objectives and leadership to be established by the Committee in its discretion prior to the end of fiscal 2012. The adjustment multiplier ranges from 0% to 125% based on the named executive officer’s achievement of the specific fiscal 2012 individual goals, objectives and leadership, but in no event will any named executive officer’s payout exceed the 200% level.

The threshold, target and maximum payouts to the Company’s named executive officers for fiscal 2012 AIP awards are as follows:

Named Executive Officer	Threshold(1)	Target(2)	Maximum

James R. Bolch	$562,500	$1,125,000	$2,250,000
Phillip A. Damaska	$102,500	$205,000	$410,000
Michael Ostermann(3)	$141,826	$283,652	$567,304
Edward R. Tetreault	$89,688	$179,375	$358,750
Barbara A. Hatcher	$92,700	$185,400	$370,800

(1)	Assumes both region and consolidated corporate results are at 80% of target and the Adjusted Net Income threshold is met.

(2)	Assumes both region and consolidated corporate performance are at target level.

(3)	Mr. Ostermann’s compensation is paid in Euros and reflects the Euro/U.S. Dollar exchange rate of 1.42/1.00 at March 31, 2011.

The Committee believes the targets established for the named executive officers for fiscal 2012 AIP awards are challenging and will require significant performance at both the region and corporate level.

Long-Term Equity and Other Incentive Compensation

The Committee targets payouts under long-term equity compensation awards for named executive officers, other than the CEO, at or near the 50th percentile based on market survey data in fiscal 2011. The Committee targets payouts under long-term equity compensation awards for the CEO between the 50th and 75th percentile based on market survey data. The 2009 Stock Incentive Plan (the “2009 Plan”) authorizes the issuance of up to four million options, restricted stock, restricted stock units (“RSUs”) and performance unit awards, the latter being payable in cash or stock. The Committee oversees the administration of the 2009 Plan.

The Committee believes that long-term equity incentive compensation issued under the 2009 Plan should be a significant element of total compensation for the Company’s named executive officers because it is designed to align management’s performance with long-term stockholder value, principally through the issuance of time vested restricted stock and performance share awards.

Long-term equity incentive compensation targets are based, in part, on recommendations from the Company’s independent compensation consultant, comparative market survey data and peer group data. The Committee’s determination of the amount and relative weight of equity awards as part of total compensation is also based on the philosophy that, in light of the current number of outstanding shares of common stock, average annual equity awards to management should not generally exceed 1.3% of those total outstanding shares to avoid diluting the holdings of non-employee stockholders. Consequently, the Committee may vary the type and amount of long-term equity compensation to preserve this ratio and avoid equity award rates that would prematurely exhaust the 2009 Plan’s reserve of stock available for future awards. Additionally, the Committee, based upon the recommendation of the CEO, may provide interim awards of long-term equity to employees in recognition of extraordinary contributions.

The relative weighting of equity and cash performance units within the long-term incentive plan is based on various factors, including the number of remaining shares (options, restricted stock, performance shares and RSUs) available for grant under the 2009 Plan and the anticipated vesting rate for previous grants. The Committee includes a performance unit payable in cash in the annual long-term incentive compensation grants when, in light of the prevailing price of the Company’s common stock on the NASDAQ Global Market, issuance solely of equity would disproportionately reduce the number of remaining options, restricted stock, performance shares and RSUs available for grant under the 2009 Plan.

For fiscal 2011, Mr. Bolch’s long-term equity incentive compensation award was set at 300% of base salary and Mr. Damaska’s long-term equity incentive compensation award was set at 145% of base salary. As compared to the Company’s other named executive officers, the long-term equity incentive awards for the CEO and CFO are set significantly higher as a result of their global responsibilities and to allow for total compensation above the 50th percentile based on market survey data.

On March 25, 2010, the Board approved for the named executive officers, fiscal 2011 long-term equity incentive compensation awards. Given the Committee’s intent to limit annual run rates to reasonable levels, the Committee determined that a grant comprised solely of performance-based and service-based share awards valued at $10.00 per share would result in the issuance of approximately 1.1% of the Company’s outstanding shares. The Board determined that the fiscal 2011 long-term equity incentive compensation awards should provide for an allocation of two-thirds performance share awards and one-third service-based restricted share awards, the terms of which are described below under the captions “— Restricted Stock,” “— Restricted Stock Units” and “— Performance Share Awards.”

Effective March 29, 2011, the Committee granted for named executive officers other than the CEO and the Board approved for the CEO, fiscal 2012 long-term equity incentive compensation awards. These fiscal 2012 awards provided for an allocation of one-third service-based restricted share awards, one-third performance-based cash awards and one-third performance-based share awards consistent with the Committee’s goal regarding the burn rate for equity awards. The terms of these awards are described below under the captions “— Restricted Stock,” “— Restricted Stock Units,” — Performance Share Awards” and “— Performance Cash Awards.”

Options

The Committee occasionally grants options as an element of the named executive officers’ equity-based awards. Under the 2009 Plan, options vest over a three-year period and must be exercised within ten years of the grant date.

In light of the Company’s current stock price and the Committee’s targeted annual burn rate objective of less than 1.3% of common shares outstanding, and the relative number of options necessary to provide named executive officers the opportunity to earn the full value of their target long-term incentive compensation, the Committee did not issue options for fiscal years 2011 and 2012.

Restricted Stock

The Committee occasionally grants shares of restricted stock as a component of annual long-term equity awards. The Committee believes that restricted stock is an important component of an overall equity award. For fiscal 2011, the Committee issued long-term equity awards comprised of one-third restricted stock and two-thirds performance share awards described below. The Committee believes restricted stock is a useful tool for employee retention and established the vesting schedule described below for such awards. As a result of the economic environment and Company stock performance prior to fiscal 2011, the Committee used a per-share value of $10.00 in determining the number of shares awarded to named executive officers. Although the closing stock price on March 25, 2010, the date the restricted stock was granted under the fiscal 2011 long-term incentive plan, was $5.76, the $10.00 value per share was selected to allow the Committee to maintain an annual burn rate of approximately 1.1% of outstanding shares while allowing named executive officers the opportunity to earn the full value of their target long-term incentive compensation. For fiscal 2012, the Committee issued one-third of named executive officer long-term equity awards as restricted stock based upon the closing price of the Company’s stock on March 29, 2011. The restricted stock awards vest ratably over three years, but the Committee will continue to evaluate the appropriateness of cliff-vesting or other vesting schedules used by the Company’s peer group and market survey data.

Restricted Stock Units

The Incentive Plans permit the Board to award RSUs. The use of RSUs in the United States allows participants to defer the recognition of ordinary income associated with long-term equity incentive compensation awards until all RSUs have fully vested. Prior to fiscal 2011, RSUs issued by the Company vested ratably over a five-year period, but shares of common stock are typically not delivered to the employees until the end of the full vesting period. Under the RSU grants, if the recipient’s employment with the Company terminates prior to the end of the five-year period, the employee would receive stock certificates for any vested RSUs at the date of termination. For fiscal years 2011 and 2012, the Committee granted RSUs to Mr. Ostermann, a non-U.S. stock plan participant, as long-term incentive compensation in lieu of restricted stock. As with awards of restricted stock to U.S. participants, the RSUs vest ratably over a three-year period. In fiscal 2011, the Committee established a $10.00 per share value in determining the number of RSUs to award to Mr. Ostermann as fiscal 2011 long-term incentive compensation. The fiscal 2012 RSUs granted to Mr. Ostermann were based on the closing price of the Company’s stock on March 29, 2011, and will vest ratably over three years. No RSUs were granted to U.S. participants in fiscal 2011.

Performance Cash Awards

Performance cash awards can provide named executives officers with the opportunity to receive cash compensation upon the satisfaction of specific financial objectives established by the Committee for a specified performance period, generally three years.

The Committee believes that long-term incentive compensation awards should be weighted toward the issuance of equity awards rather than cash awards to align performance goals with stockholder value. Owing to a significant reduction in the Company’s stock price, and the desire to maintain an annual burn rate generally below 1.3%, the Board approved fiscal 2010 performance cash awards representing 70% of each named executive officer’s long-term equity incentive compensation value, except the CEO. This performance cash award is based on total stockholder return during the three-year period commencing April 1, 2010. The initial price for determining total stockholder return was $6.29, the closing price of the Company’s common stock on May 4, 2009. For each $0.01 increase in the Company’s common stock price from $6.29, each named executive officer will receive $0.01 of his target performance unit cash award. The performance unit cash award is capped at the achievement of 200% of the target, or $18.87 per share. The Company must achieve a three-year cumulative Consolidated Corporate Adjusted EBITDA threshold before any payment can be earned.

The target and maximum fiscal 2010 performance unit cash awards to the Company’s named executive officers (except Mr. Ulsh) are as follows:

Named Executive Officer	Target(1)(3)	Maximum(2)(3)

Phillip A. Damaska	$306,250	$612,500
Michael Ostermann(4)	$342,563	$685,125
Barbara A. Hatcher	$275,625	$551,250

(1)	Assumes 100% increase in stock price for named executive officers.

(2)	Assumes 200% increase in stock price for named executive officers.

(3)	Performance for the NEOs relates to share price appreciation through March 31, 2012.

(4)	Mr. Ostermann’s compensation is paid in Euros and reflects the Euro/U.S. Dollar exchange rate of 1.35/1.00 at March 31, 2010.

The Committee believes the targets established for the named executive officers for fiscal 2010 performance unit cash awards are challenging and that above-target payouts for higher total stockholder return provide appropriate incentives to named executive officers to achieve higher results and align named executive officer compensation with long-term stockholder return.

Although performance cash awards were not granted for fiscal 2011, the Committee determined that performance cash awards were appropriate for fiscal 2012 in order to provide named executive officers with the opportunity to earn the full value of their target long-term incentive compensation while maintaining run rate goals. Fiscal 2012 performance cash awards represent one-third of the total target long-term equity award and are based upon the achievement of a three-year cumulative Consolidated Operating Income target aligned with the Company’s three-year strategic plan. The target was set at a level that will require significant improvement in the Company’s financial performance over the three-year period in order to receive the full value of the awards. Payment of the performance unit cash award will only be made after conclusion of the performance period as follows: (1) 50% of the performance cash award upon achievement of 80% of the target, (2) 100% of the performance unit award upon achievement of 100% of the target and (3) up to 150% of the performance cash award upon achievement of 120% of the target.

Named Executive Officer	Threshold(1)	Target(2)	Maximum(3)

James R. Bolch	$425,000	$850,000	$1,275,000
Phillip A. Damaska	$96,500	$193,000	$289,500
Michael Ostermann(4)	$91,500	$183,000	$274,500
Edward R. Tetreault	$58,500	$117,000	$175,500
Barbara A. Hatcher	$75,000	$150,000	$225,000

(1)	Assumes achievement of 80% of target.

(2)	Assumes achievement of 100% of target.

(3)	Assumes achievement of 120% of target.

(4)	Mr. Ostermann’s compensation is paid in Euros and reflects the Euro/U.S. Dollar exchange rate of 1.42/1.00 at March 31, 2011.

The Committee believes the targets established for the named executive officers for fiscal 2012 performance cash awards are challenging and that above-target payouts for cumulative operating income that exceeds the plan target provide appropriate incentives to named executive officers to achieve higher results and better align named executive officer compensation with long-term shareholder return.

Performance Share Awards

On March 25, 2010, the Board approved fiscal 2011 performance share awards representing two-thirds of each named executive officer’s long-term equity incentive compensation value. Each performance share award is based on two metrics: total stockholder return relative to the Russell 2000® index, comprising two-thirds of the performance share award, and cumulative consolidated earnings before interest and taxes (“EBIT”), comprising one-third of the performance share award. The initial price for determining total stockholder return is $6.02, representing the average opening price of the Company’s common stock for the twenty days beginning on April 1, 2010. The final price will be based on the average closing price for the twenty trading days prior to, and including, March 29, 2013. Named executive officers will receive 16.67% of their target performance share awards if the Company performs at the 25th percentile relative to the Russell 2000® component companies. Each named executive officer will receive 66.67% of his or her total target performance share award if the Company meets or exceeds the 75th percentile of performance of the Russell 2000® component companies. For each five percent improvement in the Company’s performance relative to the Russell 2000® component companies between the 25th percentile and 75th percentile, named executive officers will receive approximately an additional 5% of their target performance share award. No awards above target will be provided to named executive officers for performance above the 75th percentile and no award will be provided to named executive officers if the Company’s performance over the three year period ending March 29, 2013 is below the 25th percentile relative to the Russell 2000 component companies.

The Board established a three-year cumulative consolidated EBIT performance target based on the fiscal 2011 operating plan as a base year and assumptions for improvements in the fiscal 2012 and 2013 operating plans. The Committee believes that these targets require a significant achievement of cumulative EBIT to reach the target award level. Named executive officers will receive 16.67% of their target performance share awards if the Company achieves 80% of the target cumulative EBIT target and will receive 33.33% of their total target performance share award if the Company meets 100% of its target cumulative EBIT goal. No awards above target will be provided to named executive officers for performance above target cumulative EBIT. Performance between 80% and 100% of the target cumulative EBIT goal will result in a proportional payment.

The Company must also meet a three-year cumulative consolidated corporate EBIT threshold before any shares can be earned under the fiscal 2011 performance share awards.

On March 29, 2011, the Committee approved for named executive officers other than the CEO, and the Board approved for the CEO, fiscal 2012 performance share awards representing one-third of each named executive officer’s target long-term equity compensation. The performance awards will be based on total stockholder return relative to the Russell 2000® index. Each named executive officers will receive 25% of their total target performance share award if the Company meets or exceeds the 25th percentile of performance of the Russell 2000® component companies, 100% of their target if the Company meets or exceeds the 50th percentile and 150% of their target if the Company meets or exceeds the 75th percentile. The performance period for these awards will be measured from April 1, 2011 through March 31, 2014. The Committee believes above-target payouts are appropriate for total stockholder return above the 50th percentile for the three-year period, which aligns named executive officer compensation with long-term shareholder return.

Other Awards

The Committee may, from time to time, approve lump sum payments to new employees or to existing employees, including the named executive officers, upon assumption of additional responsibilities. In fiscal 2011, Mr. Bolch received a cash inducement of $4,213,200 for joining the Company, of which $1,500,000 was paid on July 26, 2010, $1,000,000 was paid on July 26, 2011 and $1,713,200 is scheduled to be paid on December 31, 2012, subject to Mr. Bolch’s continued employment through such date. The Committee also approved a $950,000 cash inducement payment to Mr. Tetreault upon his November 2010 appointment as the Executive Vice President — Human Resources. An initial $600,000 payment was made on November 15, 2010, Mr. Tetreault’s first day of employment, a second payment of $200,000 will be paid on November 15, 2011, the first anniversary of his employment date and a third payment of $150,000 will be paid on November 15, 2012, the second anniversary of his employment, subject to Mr. Tetreault’s continuous employment with the Company. Mr. Bolch and Mr. Tetreault are required to reimburse the Company for the payments on a pro-rata basis if they leave the Company voluntarily or are terminated for cause. The Committee believes inducement payments to Messrs. Bolch and Tetreault were necessary to attract these highly qualified candidates.

Personal Benefits and Perquisites

The Company generally provides the same benefits to named executive officers as are provided to other employees, including health and welfare benefits. Personal benefits and perquisites are not an important part of our compensation program for our named executive officers. However, medical evacuation insurance is provided for the Company’s named executive officers, as well as to certain other senior level employees with significant international travel. This benefit is extended to the spouse of a named executive officer if the executive is on a long-term assignment living outside his or her home country. Additionally, named executive officers receive a monthly automobile allowance between $950 and $1,000.

401(k) Plan

The Company maintains an employee funded 401(k) plan under which the Company matches up to 50% of the employee’s contributions to the 401(k) plan up to the first 6% of such employee’s base salary, subject to the maximum contribution levels established by the IRS. The Company’s matching contributions vest ratably over five-years. Effective January 1, 2008, the Company amended its 401(k) plan to create a safe harbor plan for all salaried U.S. workers, as well as hourly workers not subject to collective bargaining agreements, to provide for Company contributions equal to 3% of the employee’s annual base salary, regardless of whether the employee contributes to the 401(k) plan. As a result of the limited participation of those employees eligible to participate in the 401(k) plan, the safe harbor plan was adopted so that individuals defined as “highly compensated employees” under applicable IRS and the United States Department of Labor standards, could make the maximum individual contributions to their 401(k) accounts. The Company contributions to the safe harbor plan, which are made at the time of each bi-weekly pay period and are allocated pursuant to the employees’ existing investment elections, are 100% vested at the time of the contribution.

Other Compensation Related Agreements

Cash Balance and Pension Plans

The Company also maintains a Cash Balance Plan, under which the Company contributed to the Plan 5% of each U.S. employees’ annual base salary. Contributions to an employee’s Cash Balance Plan vest equally over five years. Based on changes to ERISA regulations, effective January 1, 2008, the Company reduced the vesting period for the Company’s match to three years with 20% vested after the first year, 40% vested after two years and 100% vested after three years. The Company’s contributions to the Cash Balance Plan were frozen as of May 15, 2006. The Committee will continue to evaluate the Cash Balance Plan based on future competitive market conditions for employee compensation.

GNB Industrial, which the Company acquired in 2000, operated a pension plan. Ms. Hatcher participated in the plan while a GNB employee. This plan is managed by the Company but additional contributions to the plan were frozen as of December 31, 2000.

Employment Agreements and Severance Arrangements

The Committee recommends to the Board any retention and severance agreement for the Company’s CEO and approves such agreements for other named executive officers. The Company currently has formal employment agreements only with Mr. Bolch and Mr. Ostermann. The Company also had an employment agreement with Mr. Ulsh during his employment with the Company. These employment agreements establish certain compensation terms as well as the terms of any severance arrangements. The Committee has not authorized employment agreements with any other named executive officers, but may authorize severance agreements with other executives upon their departure from the Company. While the Company seeks to obtain non-competition and non-solicitation agreements when negotiating these severance agreements, such matters are left to the discretion of management in negotiating the individual terms of a separation agreement.

Gordon A. Ulsh Employment Agreement

The terms of Mr. Ulsh’s employment were governed by his employment agreement (as amended or restated from time to time, the “Ulsh Agreement”). On May 31, 2010, Mr. Ulsh agreed to continue to serve as CEO for a period not to extend beyond July 31, 2010. Mr. Ulsh’s employment with us terminated on July 26, 2010, and he also resigned from the Board effective July 26, 2010.

On July 21, 2010, the Company and Mr. Ulsh entered into a side letter (“Side Letter”) to the Ulsh Agreement to address certain potential adverse tax consequences resulting from Mr. Ulsh’s agreement to extend his employment to July 26, 2010. Under the Side Letter, certain shares underlying awards held by Mr. Ulsh were delivered six months after the conclusion of his employment with the Company. In light of Mr. Ulsh’s agreement to extend his service as Chief Executive Officer through July 26, 2010 rather than the previously expected June 30, 2010, the certificated shares were delivered on January 26, 2011 instead of December 31, 2010. The Side Letter also provided tax gross-up payments to Mr. Ulsh if then existing marginal tax rates increased in 2011. Due to congressional action extending the existing marginal tax rates, no gross-up payment was required.

James R. Bolch Employment Agreement

Mr. Bolch serves as our President and Chief Executive Officer pursuant to an employment agreement dated June, 10, 2010. The agreement provides for Mr. Bolch’s employment for a two-year period which commenced on July 26, 2010 (the “Bolch Commencement Date”). At the end of the two-year period and each anniversary thereafter, the agreement provides that the term will be automatically extended for one additional year unless either party provides ninety day advance written notice of non-renewal.

Mr. Bolch’s employment agreement provides for base salary of $850,000 for the first year and $900,000 for the second year. Mr. Bolch will receive target annual short-term incentive compensation of 125% of base salary and an annual long-term incentive grant of 300% of base salary.

Mr. Bolch’s employment agreement includes a cash inducement of $4,213,200 for joining the Company, $1,500,000 was paid on the Bolch Commencement Date, $1,000,000 was paid on July 26, 2011 and $1,713,200 is scheduled to be paid on December 31, 2012, subject to Mr. Bolch’s continued employment through such date (collectively, the “Inducement Bonus”). Mr. Bolch will be required to re-pay a pro-rata portion of any of the Inducement Bonus already received if he does not remain employed past July 26, 2012.

On the Bolch Commencement Date, Mr. Bolch was also granted an inducement equity award of 750,000 shares of restricted stock, which vest on the third anniversary of the Bolch Commencement Date. Mr. Bolch also received a fiscal 2011 award that included 84,915 shares of restricted stock under the Company’s 2009 Plan that vest ratably over three years and 170,085 performance shares under the 2009 Plan.

Mr. Bolch’s employment agreement also provides compensation upon various termination events in exchange for a general release of claims. Upon resignation for good reason or termination by the Company without cause, Mr. Bolch will receive a lump sum cash payment equal to 225% of base salary for the remaining portion of his term of employment (but not less than twelve months of base salary), a pro-rata share of the annual bonus that would have been paid had he remained employed through the end of the fiscal year in which such termination occurs, any unpaid portion of the Inducement Bonus, immediate vesting of the inducement equity award, any earned, but unpaid vacation pay, reimbursement of reasonable business expenses incurred up to the date of termination, and premiums above those paid by active employees under the Company’s medical, vision and dental plans until the earlier of 18 months following termination or the time at which Mr. Bolch becomes eligible for such benefits from another employer.

In the event Mr. Bolch’s employment is terminated for cause or he resigns without good reason, Mr. Bolch’s severance is limited to earned but unpaid salary and unused vacation, earned but unpaid short-term cash incentive award from the fiscal year prior to the fiscal year in which termination occurs and unreimbursed reasonable business expenses. If Mr. Bolch’s termination is the result of permanent disability or death, he or his estate receives all of the foregoing payments, as well as any unpaid portion of the Inducement Bonus or unvested inducement equity award.

Mr. Bolch’s agreement also includes a confidentiality agreement, as well as provisions governing non-compete and non-solicitation of employees, clients and customers for two years following the date of termination.

Pursuant to Mr. Bolch’s employment agreement, “good reason” is defined as: (1) a material adverse change in the executive’s title, role, or responsibilities, (2) a reduction in base salary, (3) a requirement that the executive report to anyone other than the Board, or (4) relocation of Mr. Bolch’s place of employment more than fifty (50) miles from the Company’s executive offices in Milton, Georgia.

Michael Ostermann Employment Agreement

Mr. Ostermann entered into an employment agreement (the “Ostermann Agreement”), with Exide Technologies GmbH on January 1, 2009, when he commenced employment as the Company’s President — Transportation Europe. The Ostermann agreement sets forth Mr. Ostermann’s initial base salary of €290,000, which is subject to adjustment annually. Mr. Ostermann’s base salary for fiscal 2010 increased to €365,000 effective March 1, 2010 upon his promotion to President of Europe which included Transportation and Industrial Divisions. The Ostermann Agreement includes terms related to the provision of sick pay, a company car, accident and death insurance policies, and annual pension plan payments. The Company also agreed to permit Mr. Ostermann to participate in the Company’s long term incentive plan and other incentive plans. The Ostermann Agreement is terminable (1) upon six months advance written notice from Exide Technologies GmbH, (2) upon the resolution of Exide Technologies GmbH’s shareholders, (3) upon the attainment of age 65 by Mr. Ostermann, (4) upon Mr. Ostermann’s resignation, or (5) immediately, for cause or behavior-related grounds if Mr. Ostermann is subject to the provisions of the German Termination Protection Act. Upon termination of Mr. Ostermann’s employment by the Company without cause, Mr. Ostermann is entitled to the payment of one full year base salary. The Ostermann Agreement includes confidentiality, non-competition and non-solicitation provisions.

Other Severance Arrangement

The Company’s other named executive officers are generally provided severance in an amount equal to twelve months salary paid over a twelve-month period following the date of termination of employment for any reason other than a “for cause” termination. On December 17, 2010, the Company and Mr. Bregman entered into, a Release, Settlement and Income Protection Agreement (the “Income Protection Agreement”). Pursuant to the terms of the Income Protection Agreement, Mr. Bregman will receive seventy-eight weeks continuation of salary, welfare and health benefits, acceleration of unvested restricted stock, restricted stock units and stock options, $25,000 for reimbursement of outplacement services, and $16,400 for reimbursement of tax and financial planning services. Mr. Bregman will also be eligible to receive his earned fiscal 2011 award under the 2010 AIP, including payment of one-half of his target fiscal 2011 award under the 2010 AIP on April 15, 2011, subject to a clawback should the actual earned fiscal 2011 award under the 2010 AIP be less than such payment. In return, Mr. Bregman agreed to a period of seventy-eight (78) weeks in which he will be subject to non-compete and non-solicitation requirements and agreed to provide a release of any claims against the Company.

Incentive Plans

The Company’s named executive officers, as well as all other employees who receive grants of options and restricted stock under the Company’s Incentive Plans, are provided with protections in the event of a change in control of the Company, as defined in the Incentive Plans. Pursuant to the various award agreements provided to employees, all unvested options and restricted shares will fully vest if, in connection with or within twelve months following the consummation of a change in control, an employee is involuntarily terminated by the successor company or business. Additionally, regardless of whether a named executive officer is terminated upon a change in control, any performance cash award will be paid at the achievement level at the time of the change in control prorated by the portion of the performance period in which the named executive officer worked.

Stock Ownership Guidelines

In October 2007, the Committee recommended and the Board approved stock ownership guidelines (“Ownership Guidelines”). The Ownership Guidelines were adopted, in part, to align named executive officers with stockholders, by requiring named executive officers, certain other selected members of senior management and non-employee directors to maintain a significant holding of the Company’s common stock. Pursuant to the Ownership Guidelines, the CEO, other named executive officers, other selected members of senior management and non-employee Board members, are required to achieve and maintain certain levels of beneficial ownership in the Company’s common stock based on a multiple of their annual base salary. The Committee consulted with its independent compensation consultant in an effort to design Ownership Guidelines consistent with those of the Company’s peer group. Non-employee directors are also required to maintain stock ownership at levels based on their annual cash retainer. The Ownership Guidelines are as follows:

• Chief Executive Officer	5 Times Annual Base Salary
• Executive Vice Presidents Division Presidents Section 16 Officers	3 Times Annual Base Salary
• Other Members of Senior Management	1.5 Times Annual Base Salary
• Non-Employee Board Members	5 Times Annual Cash Retainer

The Board set December 31, 2012 as the initial deadline for achieving the required stock ownership levels, and five years from the date of any individual’s appointment, retention or promotion into one of the aforementioned positions. On May 26, 2011, upon recommendation of the Compensation Committee, the Board increased Board member retention to five times annual retainer.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Committee generally designs components of executive compensation to ensure full deductibility. The Committee believes, however, that stockholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Committee has, from time to time, approved elements of compensation for certain officers that are not fully deductible, and may do so in the future in appropriate circumstances.

Beginning on April 1, 2006, the Company began accounting for stock-based compensation, including awards made under the 2004 Plan, in accordance with Statement of Financial Accounting Standards No. 123R “Share Based Payment” (“FAS 123R”). In making compensation decisions, the Committee considers the impact of different forms of compensation from an accounting standpoint.

Clawbacks

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would reduce a previously paid incentive amount, we can recoup those improper payments from our CEO and CFO. In addition, the Company expects to implement a clawback policy in accordance with the requirements of the Dodd-Frank Act and the related SEC regulations that may be issued. The Board elected to wait until the SEC issues guidance about the proper form of a clawback policy in order to ensure that the Company implements a policy that is fully compliant with the SEC’s promulgated regulations.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board that the Compensation Discussion and Analysis be included in the proxy statement.

Members of the Compensation Committee1

Carroll R. Wetzel, Jr. (Chair)
Michael R. D’Appolonia
Dominic J. Pileggi
John P. Reilly

1 Mr. Lash served on the Compensation Committee until his resignation from the Board effective May 27, 2010 and Mr. Ferguson served on the Committee from May 27, 2010 through September 15, 2010.

FISCAL 2011 SUMMARY COMPENSATION TABLE

							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	($)(9)	($)

James R. Bolch,	2011	$583,013	$1,500,000	$7,816,638	—	$1,619,356	—	$108,055	$11,627,062
President and Chief Executive Officer
Phillip A. Damaska,	2011	$391,667	—	$386,282	—	$304,820	$94	$27,200	$1,110,063
Executive Vice President and	2010	$332,500	—	$222,988	$97,449	$99,104	$3,734	$23,300	$779,074
Chief Financial Officer	2009	$350,000	—	$109,369	$304,020	$196,772	$(793)	$26,085	$985,453
Barbara A. Hatcher,	2011	$352,500	—	$299,962	—	$274,388	$6,416	$27,090	$960,306
Executive Vice President — General Counsel
Edward R. Tetreault,	2011	$132,597	$600,000	$977,064	—	$99,653	—	$36,985	$1,846,298
Executive Vice President — Human Resources
Michael Ostermann,	2011	$400,532	—	$364,702	—	$431,261	—	$240,297	$1,436,792
President — Exide Europe(1)	2010	$267,937		$241,696	$107,111	$402,331	—	$203,949	$1,223,023
Gordon A. Ulsh,	2011	$419,279	$300,000			—	$1,342	$13,285	$733,906
Former Chief Executive	2010	$902,500	—	$949,998	$705,352	$1,512,821	$2,093	$26,197	$4,098,961
Officer(2)	2009	$950,000	—	$950,000	$880,202	$1,464,807	$795	$38,944	$4,284,748

(1)	Mr. Ostermann’s compensation is paid in Euros and reflects the Euro/U.S. Dollar exchange rate of 1.42/1.00 as of March 31, 2011 and 1.35/1.00 at March 31, 2010.

(2)	Mr. Ulsh retired effective July 26, 2010.

(3)	Effective May 1, 2011, Mr. Damaska’s salary was increased to $410,000, Mr. Ostermann’s salary was increased to €399,510, Mr. Tetreault’s salary was increased to $358,750 and Ms. Hatcher’s salary was increased to $370,800. Effective July 26, 2011, Mr. Bolch’s salary increased to $900,000 pursuant to the terms of his Employment Agreement. See “Compensation Discussion and Analysis — Elements of Compensation — Base Salary.”

(4)	On June 1, 2010, Mr. Ulsh received a discretionary payment of $300,000 in lieu of a fiscal 2011 award under the 2010 AIP. On July 26, 2010, Mr. Bolch received a cash inducement payment of $1,500,000. Mr. Tetreault received a payment of $600,000 on November 15, 2010, his first day of employment. For a further discussion of these awards, see “Compensation Discussion and Analysis — Elements of Compensation — Other Awards.”

(5)	The amounts reported in the “Stock Awards” column of the table above represent the grant date fair value of the stock awards granted for each year in accordance with FASB ASC 718. If the performance share awards were computed at the highest performance levels, the following amounts would be included in the table for each named executive officer with respect to such performance share awards. Amounts for performance share awards included in the “Stock Awards” column above reflect the most probable outcome award value at the date of grant in accordance with FASB ASC 718. If the performance share awards were computed at the highest performance levels, the following amounts would be included in the table for each named executive officer with respect to such performance share awards.

		Performance Share
		Awards at the Highest
Name	Year	Performance Level ($)

James R. Bolch	2011	$1,272,141
	2010	$1,035,818
Phillip A. Damaska	2011	$289,712
	2010	$190,480
Barbara A. Hatcher	2011	$224,972
	2010	$124,913
Edward R. Tetreault	2011	$174,798
Michael Ostermann	2011	$273,527
	2010	$206,463

Assumptions used in calculation of these amounts are included in Note 9 of the Company’s financial statements in our Annual Report on Form 10-K for the fiscal years ended March 31, 2011, March 31, 2010 and March 31, 2009.

(6)	The amounts reported in the “Option Awards” column above represent the grant date fair value of the option awards granted in each year in accordance with FASB ASC 718. Assumptions used in calculating these amounts are included in Note 9 of the Company’s financial statements in our Annual Report on Form 10-K for the fiscal years ended March 31, 2011.

(7)	Payments made in fiscal 2011 in this column represent awards granted under the fiscal 2010 AIP Plan, which were paid on or about July 6, 2011. Payments made in fiscal 2010 in this column represent awards granted under the 2010 AIP Plan, which were paid on June 14, 2010, and performance cash award paid to Mr. Ulsh on June 14, 2010. Payments made in fiscal 2009 in this column represent awards granted under the fiscal 2009 EP Plan, which were paid on June 12, 2009 and performance unit cash awards granted on September 21, 2006 and paid on June 23, 2009. For additional information see pp. 22-28, of the CD&A herein. This column also includes payments approved in February 2008 and paid in fiscal 2009 to the named executive officers resulting from the decision to increase various stock option exercise prices to address Internal Revenue Code Section 409A.

(8)	The fiscal 2011, 2010 and 2009 calculation are measured at March 31, 2011, March 31, 2010 and March 31, 2009, respectively.

(9)	The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table for fiscal 2011.

						Company
						Contributions to
			Executive	Automobile	Tax	Retirement and	Expatriate
		Club Dues	Relocation	Reimbursement	Reimbursements	401(k) Plans	Payments
Name	Fiscal Year	($)	($)	($)	($)	($)(a)	($)(b)	Total ($)

James R. Bolch	2011		$70,833	$8,227	$9,870	$19,125		$108,055
Phillip A. Damaska	2011			$11,400		$15,800		$27,200
Barbara A. Hatcher	2011			$11,400		$15,690		$27,090
Edward R. Tetreault	2011		$29,167	$4,318		$3,500		$36,985
Michael Ostermann(c)	2011			$32,904		$51,826	$155,567	$240,297
Gordon A. Ulsh	2011	$2,635		$4,000		$6,650		$13,285

(a)	Mr. Ostermann’s benefits in this column include $35,500 contributions to a social insurance plan provided under common law and a payment of $16,326 to his private pension plan established pursuant to his employment agreement.

(b)	Expatriate payments made to Mr. Ostermann for his time spent in Gennevielles, France include the following for fiscal 2011: $45,064 housing allowance for reimbursement of housing expenses; and goods and services allowance of $110,503.

(c)	The payments are paid in Euros and reflect the Euro/U.S. Dollar exchange rate of 1.42/1.00 at March 31, 2011.

FISCAL 2011 GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information regarding equity and non-equity awards granted to the named executive officers in fiscal 2011.

									All Other
									Stock
									Awards:
									Number of	Grant Date
			Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Fair
			Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock or	Value of Stock
	Grant	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards
Name	Date	Type	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($)(4)

James R. Bolch	7/26/2010	Performance Stock	—	—	—	56,368	170,085	—	—	—
	3/29/2011	Restricted Stock	—	—	—	—	—	—	84,915	$517,132
		AIP	$562,500	$1,125,000	$2,250,000	—	—	—	—	—
		Performance Cash	$425,000	$850,000	$1,275,000	—	—	—	—	—
		Performance Stock	—	—	—	19,650	78,600	117,900	—	—
		Restricted Stock	—	—	—	—	—	—	78,600	$872,460
Phillip A. Damaska	3/29/2011	AIP	$102,500	$205,000	$410,000	—	—	—	—	—
		Performance Cash	$96,500	$193,000	$289,500	—	—	—	—	—
		Performance Stock	—	—	—	4,475	17,900	26,850	—	—
		Restricted Stock	—	—	—	—	—	—	17,900	$198,690
Barbara A. Hatcher	3/29/2011	AIP	$92,700	$185,400	$370,800	—	—	—	—	—
		Performance Cash	$75,000	$150,000	$225,000	—	—	—	—	—
		Performance Stock	—	—	—	3,475	13,900	20,850	—	—
		Restricted Stock	—	—	—	—	—	—	13,900	$154,290
Edward R. Tetreault	11/15/2010	Restricted Stock	—	—	—	—	—	—	100,000	$744,000
	3/29/2011	AIP	$89,688	$179,375	$358,750	—	—	—	—	—
		Performance Cash	$58,500	$117,000	$175,500	—	—	—	—	—
		Performance Stock	—	—	—	2,700	10,800	16,200	—	—
		Restricted Stock	—	—	—	—	—	—	10,800	$119,880
Michael Ostermann	3/29/2011	AIP	$141,826	$283,652	$567,304	—	—	—	—	—
		Performance Cash	$91,500	$183,000	$274,500	—	—	—	—	—
		Performance Stock	—	—	—	4,225	16,900	25,350	—	—
		Restricted Stock	—	—	—	—	—	—	16,900	$187,590

(1)	The amounts shown illustrate fiscal 2012 award opportunities under the 2010 AIP and the performance unit cash awards issued in fiscal 2011. For additional information regarding the 2010 AIP and the performance unit cash awards, refer to pages 22-28 of the CD&A herein.

(2)	The amounts shown represent the number of performance share awards, which, to the extent earned, will vest and be distributed in shares of our common stock. For additional information regarding the performance share awards, refer to page 28 of the CD&A herein.

(3)	This column shows the number of restricted shares units granted to the named executive officers and, with respect to Mr. Ostermann, the number of RSUs granted in fiscal 2011.

(4)	The amounts in this column reflect the grant date fair value computed in accordance with ASC 718 for fiscal 2011 financial statement reporting purposes related to stock awards. Grant date fair value of performance-based stock awards is evaluated using a Black-Scholes Valuation Model (“BSVM”), a common fair value model, based on the most probable outcome award payout level. For additional information, refer to Note 9 of our financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

FISCAL 2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

This table provides information on the current holding of stock options, restricted stock and restricted stock units for the named executive officers.

	Option Awards			Stock Awards
								Market
		Number of	Number of				Number of	Value of
		Securities	Securities				Shares or	Shares or
		Underlying	Underlying				Units of	Units of
		Unexercised	Unexercised	Option			Stock That	Stock That
	Option	Options	Options	Exercise	Option	Stock	Have Not	Have Not
	Grant	(#)(1)	(#)(2)	Price	Expiration	Grant	Vested	Vested
Name	Date	Exercisable	Unexercisable	($)(1)	Date	Date(2)	(#)(3)	($)(4)

James R. Bolch						7/26/2010	750,000	$8,337,500
							84,915	$948,501
						3/29/2011	78,600	$877,962
Phillip A. Damaska	1/31/2005	12,000	0	$13.41	08/29/15
	11/29/2005	16,000	0	$4.46	11/29/15
	9/21/2006	34,900	0	$3.66	09/21/16	09/21/2006	2,880	$32,170
	3/22/2007	16,795	0	$8.84	03/22/17	03/22/2007	2,778	$31,032
						06/29/2007	1,400	$15,638
	5/15/2008	20,852	10,458	$14.87	05/15/18	05/15/2008	4,413	$49,293
	5/04/2009	7,309	14,639	$6.29	05/04/19
						3/25/2010	11,278	$125,975
						3/29/2011	17,900	$199,943
Barbara A. Hatcher	10/13/2004	10,500	0	$15.82	10/13/14
	11/29/2005	9,954	0	$4.46	11/29/15
	9/21/2006	56,100	0	$3.66	09/21/16	09/21/2006	4,640	$51,829
	03/22/2007	26,991	0	$8.84	03/22/17	03/22/2007	4,466	$49,883
						06/29/2007	1,400	$15,638
	5/15/2008	16,086	8,067	$14.87	05/15/18	05/15/2008	3,404	$38,027
	5/04/2009	6,578	13,175	$6.29	05/04/19
						3/25/2010	8,750	$97,738
						3/29/2011	13,900	$155,263
Edward R. Tetreault						11/15/2010	100,000	$1,117,000
						3/29/2011	10,800	$120,636
Michael Ostermann	5/04/2009	8,033	16,091	$6.29	05/04/19
						3/25/2010	12,224	$136,542
						3/29/2011	16,900	$188,733
Gordon A. Ulsh(5)	4/02/2005	230,000	0	$13.22	08/29/15
	11/29/2005	198,925	0	$4.46	11/28/15
	09/21/2006	332,200	0	$3.66	09/21/16
	3/22/2007	191,939	0	$8.84	03/22/17
	5/15/2008	90,649	0	$14.87	05/15/18
	5/04/2009	158,863	0	$6.29	05/04/19

(1)	The 2004 Plan was amended effective August 22, 2007 to provide that the exercise price would be equal to the closing price of the Company’s common stock on the grant date or the average closing price of our common stock for the ten days preceding the grant date, whichever is higher. On February 18, 2008, the executive officers and directors executed amendments to the option awards approved by the Board and granted to non-employee directors and executive officers where the exercise price was lower than closing price of the Company’s common stock on the grant date.

(2)	All stock grants listed in this column represent restricted stock, with the exception of the March 22, 2007 grant of restricted stock units for all the named executive officers, Mr. Ulsh’s May 15, 2008 and May 4, 2009 awards and Mr. Ostermann’s March 25, 2010 and March 29, 2011 awards.

(3)	Mr. Bolch received two grants of restricted stock in connection with the commencement of his employment on July 26, 2010. The grant of 750,000 shares vests on July 26, 2013.

(4)	The market value of restricted stock is based on the $11.17 closing price of our stock on the NASDAQ Global Market on March 31, 2011.

(5)	All of Mr. Ulsh’s unvested stock options and restricted stock awards vested at June 30, 2010. All restricted stock unit awards became non-forfeitable on July 26, 2010, and were distributed in certificated form on January 26, 2011.

The number of options granted is based, in part, on the theoretical value of the options. The Committee has traditionally used the BSVM. The BSVM uses a complex calculation designed to provide the theoretical value of an option at the date of grant. The BSVM calculates a probability distribution of future stock prices at a future exercise date by using an expected return equal to the risk-free rate of return. The return varies with the volatility of the security calculated as of the date of grant. Probability-weighted future payouts are then discounted back to present day dollars based on a risk-free rate of return. The parameters used in valuations include:

• Volatility:	The tendency of the market price of the security underlying the option to fluctuate either up or down.
• Risk-Free Rate:	The theoretical rate of return attributed to an investment with zero risk.
• Term:	The expected life of a stock option held by a Company employee before exercise or cancellation.
• Grant Price:	Market value of stock price on day stock option was granted.

FISCAL 2011 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information for the named executive officers, on (1) stock option exercises during fiscal 2011, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)(3)	($)(4)

James R. Bolch	—	—	—	—
Phillip A. Damaska(1)	—	—	14,755	$126,680
Barbara A. Hatcher	—	—	16,116	$133,576
Edward R. Tetreault	—	—	—	—
Michael Ostermann	—	—	6,112	$67,843
Gordon A. Ulsh(2)			454,724	$4,335,464

(1)	Mr. Damaska forfeited 3,661 of the shares listed above to pay withholding tax obligations related to the vested shares.

(2)	Mr. Ulsh forfeited 32,720 of the shares listed above to pay withholding tax obligations related to the vested shares.

(3)	All vested stock listed in this column represents restricted stock and vested, non-forfeitable restricted stock units (whether shares have been delivered or not delivered).

(4)	Values based on the closing price of our common stock on the respective exercise or vesting dates. Where the vesting date occurred on a Saturday or Sunday, value is based on the closing price on the last market date prior to the vesting date.

FISCAL 2011 PENSION BENEFITS TABLE

The table below sets forth information on the pension benefits for the named executive officers.

		Number	Present
		of Years	Value of	Actual	Payments
		Credited	Accumulated	Cash Balance	During Last
		Service	Benefit	Account	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)	($)

James R. Bolch	—	—	—	—	—
Phillip A. Damaska	Cash Balance	6	$17,328	$19,590	—
Barbara A. Hatcher(2)	GNB	3.33	$58,475	—	—
	Cash Balance	10	$64,128	$72,500
Edward R. Tetreault	—	—	—	—	—
Michael Ostermann	—	—	—	—	—
Gordon A. Ulsh	Cash Balance	6	$27,287	$27,287	—

(1)	Consistent with the Company’s adoption of ASC 715, benefits are valued based on years of service as of March 31, 2011.

(2)	Ms. Hatcher participated in a pension plan with GNB Industrial, which merged with the Company in 2000. This plan is managed by the Company but was frozen as of December 31, 2000.

FISCAL 2011 DIRECTOR COMPENSATION TABLE

Directors who are employees receive no additional compensation or retirement benefits for serving on the Board or its committees. In fiscal 2011, we provided the following annual compensation to our non-employee directors:

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)(1)	($)(2)	($)	($)

John P. Reilly, Chairman	$175,000	$80,000	—	$255,000
Herbert F. Aspbury	$102,000	$80,000	—	$182,000
Michael R. D’Appolonia	$98,000	$80,000	—	$178,000
David S. Ferguson	$99,500	$80,000	—	$179,500
Joseph V. Lash	$27,000	—	—	$27,000
John O’Higgins	$37,500	$130,000	—	$167,500
Dominic J. Pileggi	$43,000	$130,000	—	$173,000
Michael R. Ressner	$98,000	$80,000	—	$178,000
Carroll R. Wetzel, Jr.	$104,000	$80,000	—	$184,000

(1)	This column represents the amount of cash compensation earned by the non-employee directors for meeting fees, annual retainer, Chairman retainer and Committee Chair retainers.

(2)	In accordance with recent changes in the SEC’s disclosure rules, the amounts reported in this column reflect the fair value on the grant date of the restricted stock unit awards granted to our non-employee directors during fiscal 2011. These values have been determined under the principles used to calculate the value of equity awards for purposes of our financial statements. Assumptions used in the calculation of these amounts are included in Note 9 of the Company’s financial statements in our Annual Report on Form 10-K for the fiscal year.

Each non-employee director receives an annual cash retainer of $50,000 payable prospectively in quarterly cash installments. Additionally, the Chairman of the Board receives an annual retainer, payable prospectively in quarterly installments. On May 26, 2011, the Board approved an increase in the Chairman’s annual retainer to $100,000 from $90,000 to more closely align his retainer with market rates. The Chairman of the Audit Committee and Compensation Committee receive an additional annual cash retainer of $15,000. The Chairman of each of the Finance Committee and the Nominating and Corporate Governance Committee receives an additional annual cash retainer of $10,000. Each member of the Board also receives $1,500 for each Board or committee meeting attended in person and $1,000 for each Board or committee meeting attended telephonically. On September 16, 2009, each of the Board members offered, and the Company accepted, a voluntary reduction in quarterly Board retainers for the period from October 1, 2009 through March 31, 2010. On May 27, 2010, the Board approved an increase in this amount of the annual non-employee director equity compensation from $70,000 to $80,000 beginning with the equity grant following the 2010 Annual Meeting of stockholders. The restricted stock units become non-forfeitable at the conclusion of the director’s annual service, but stock certificates will not be issued until each director’s retirement from the Board.

On May 27, 2010, the Board also approved inducement awards for new directors. Each new director will receive restricted stock units valued at $50,000 that will vest ratably over two years beginning with the first Annual Meeting following one year of service. Such awards will accelerate if the director is nominated but not re-elected at a stockholder meeting.

FISCAL 2011 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

The tables and narratives below describe the potential payments to each named executive officer upon termination. In accordance with SEC rules, all information described in this section is presented as if a triggering event occurred on March 31, 2011. Mr. Ulsh retired effective July 26, 2011, and received $386,721 which represents the value of RSUs granted prior to 2008 that accelerated and vested on his retirement date (see “Ulsh Agreement” in the CD&A). Mr. Ulsh did not receive any other additional compensation as a result of his retirement. Therefore, his benefits upon termination are not shown below.

				Termination w/o
		Termination	Termination	Cause within
		w/o Cause or by	w/ Cause or	12 months after a
		employee for	by employee w/o	Change in
Name	Benefit	Good Reason	Good Reason	Control	Death	Disability

James R. Bolch	Base Salary(1)	$2,662,499	—	—	—	—
	Cash Inducement Award(2)	$2,713,200	—	—	$2,713,200	$2,713,200
	AIP(3)	$1,619,356	—	—	$1,619,356	$1,619,356
	Restricted Shares(4)	$8,377,500	—	$10,203,963	$8,377,500	$8,377,500
	Performance Unit Share Award(5)	—	—	$1,300,151	$422,189	$422,189
	Performance Unit Cash Award(6)	—	—	$850,000	—	—
	COBRA(7)	$16,774	—	—	—	—

(1)	Values calculated based on Mr. Bolch’s base salary in effect as of March 31, 2011 and his base salary effective July 26, 2011. In addition to the amount listed above, Mr. Bolch would receive earned but unpaid salary and earned but unpaid vacation through the date of termination under any circumstance, including death or disability.

(2)	Mr. Bolch is entitled to receive any earned but unpaid cash inducement bonus for the remaining portion of his employment.

(3)	Mr. Bolch is entitled to receive any earned but unpaid fiscal 2011 award under the fiscal 2010 AIP. For purposes of this table, the actual fiscal 2011 award under the 2010 AIP payout was used.

(4)	Values based on the number of inducement restricted shares and restricted shares under the 2009 Plan that would vest upon termination multiplied by the $11.17 closing price of our common stock on March 31, 2011.

(5)	Value assumes target level is reached for performance shares pro-rated for the period ended March 31, 2011.

(6)	Value is based on a termination at March 31, 2011 and target performance level for the fiscal 2012 award.

(7)	Based on rates in effect as of March 31, 2011 and assumes full 18 months of COBRA eligibility.

						Termination w/o
						Cause within
		Termination	Voluntary			12 months after a
Name	Benefit	w/o Cause(1)	Termination(2)	Death	Disability	Change in Control

Phillip A. Damaska	Base salary(1)	$400,000	—	—	—	$400,000
	Stock Options(2)	—	—	—	—	$71,438
	Restricted Shares/RSU(3)	—	—	—	—	$454,052
	Performance Unit Cash Award(4)	—	—	$158,398	$158,398	$351,398
	Performance Share Award(5)	—	—	$125,972	$125,972	$325,915
Barbara A. Hatcher	Base salary(1)	$360,000	—	—	—	$360,000
	Stock Options(2)	—	—	—	—	$64,294
	Restricted Share/RSU(3)	—	—	—	—	$408,377
	Performance Unit Cash Award(4)	—	—	$142,561	$142,561	$292,561
	Performance Share Award(5)	—	—	$97,738	$97,738	$253,001
Edward R. Tetreault	Base salary(1)	$350,000	—	—	—	$350,000
	Stock Options(2)	—	—	—	—	—
	Restricted Shares/RSU(3)	—	—	—	—	$1,237,636
	Performance Unit Cash Award(4)	—	—	—	—	$117,000
	Performance Share Award(5)	—	—	—	—	$120,636
Michael Ostermann	Base salary(1)	$549,398	—	—	—	$549,398
	Stock Options(2)	—	—	—	—	$78,524
	Restricted Shares/RSU(3)	—	—	—	—	$325,315
	Performance Unit Cash Award(4)	—	—	$174,102	$174,102	$357,102
	Performance Share Award(5)	—	—	$136,542	$136,542	$325,315

(1)	Upon termination by the Company, Messrs. Damaska, Ostermann and Tetreault and Ms. Hatcher would receive one year of severance, regardless of whether they obtain employment elsewhere during such year. Assumes there would be no change in severance policy after a change in control. Mr. Ostermann’s compensation is paid in Euros and reflects the Euro/U.S. Dollar exchange rate of 1.42/1.00 at March 31, 2011.

(2)	Values shown were determined by multiplying the number of “in the money” options that would vest upon termination by the difference between the exercise price and the closing price of our stock on March 31, 2011. Excludes valuation of shares otherwise exerciseable at March 31, 2011.

(3)	Values based on the number of shares not vested at March 31, 2011 multiplied by the closing price of our common stock on March 31, 2011. Excludes valuation of shares otherwise vested or non-forfeitable at March 31, 2011.

(4)	Prorated fiscal 2010 award value is based on the March 31, 2011 closing price of our stock. The fiscal 2012 award assumes target performance levels are met.

(5)	Value assumes that target level reached for outstanding performance share awards multiplied by the $11.17 closing price of our common stock on March 31, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of July 19, 2011, unless otherwise noted, of the following:

•	each person whom we know beneficially owns more than five percent of our common stock;

•	each of our directors and nominees for the Board;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner is c/o Exide Technologies, 13000 Deerfield Parkway, Building 200, Milton, GA 30004.

Except as indicated by the footnotes below, we believe, based on information furnished to our Company, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 77,914,686 shares of common stock outstanding at June 30, 2011. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, in accordance with the rules of the SEC we included outstanding shares of common stock subject to options, warrants or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of July 19, 2011. We did not deem these shares outstanding, however, for purposes of computing the percentage ownership of any other person.

The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Number of Shares	Percent
Name of Beneficial Owner	Beneficially Owned	of Class

5% Stockholders
Jeffrey L. Gendell(1)	9,489,476	12.18
C/o Tontine Capital Management, L.L.C. 55 Railroad Avenue, 1st Floor Greenwich, CT 06830
FMR LLC(2)	9,291,956	11.92
82 Devonshire Street Boston, MA 02109
WS Capital Management LP(3)	4,800,000	6.16
300 Crescent Court, Suite 1111 Dallas, TX 75201
Directors and Executive Officers(4)
Herbert F. Aspbury	61,497		*
James R. Bolch	913,515	1.17
Michael R. D’Appolonia	81,330		*
David S. Ferguson	76,650		*
John O’Higgins	21,341		*
Dominic J. Pileggi	21,341		*
John P. Reilly	87,331		*
Michael P. Ressner	75,567		*
Carroll R. Wetzel	96,553		*
Phillip A. Damaska(6)	240,954		*
Barbara A. Hatcher	227,274		*
Edward R. Tetreault	110,800		*
Michael Ostermann	51,318		*
All Directors and executive officers as a group (15 persons)	2,214,504	2.84

*	Represents less than 1% of the outstanding common stock.

(1)	The information reflects the Schedule 13D/A filed with the SEC on February 18, 2011, filed jointly by Jeffrey L. Gendell, or Mr. Gendell, and the entities described therein. Mr. Gendell is the managing member of Tontine Capital Management, L.L.C., a Delaware limited liability company, or TCM. Mr. Gendell is the managing member of Tontine Management, L.L.C., a Delaware limited liability company, or TM, the general partner of Tontine Partners, L.P., a Delaware limited partnership, or TP, and Tontine Power Partners, L.P., a Delaware limited partnership, or TPP. Mr. Gendell is also the managing member of Tontine Overseas Associates, L.L.C., a Delaware limited liability company, or TOA, the investment adviser to Tontine Overseas Fund, Ltd., a Cayman Islands corporation, or TOF, and certain separately managed accounts. Mr. Gendell is also the managing member of Tontine Associates, L.L.C., or TA, a Delaware limited liability company, the general partner of Tontine Capital Overseas Master Fund II, L.P., a Cayman Islands limited partnership, or TCP 2. TCM beneficially owns 206,187 shares of common stock. TP beneficially owns 353,358 shares of common stock. TM beneficially owns 748,773 shares of common stock. TOA beneficially owns 755,512 shares of common stock. TCP 2 beneficially owns 7,872,605 shares of common stock. TAA beneficially owns 7,872,605 shares of common stock. TPP beneficially owns 22,106 shares of common stock. TA beneficially owns 311,362 shares of common stock. All of the foregoing shares of common stock may be deemed to be beneficially owned by Mr. Gendell. Mr. Gendell disclaims beneficial ownership of the Issuer’s securities reported herein for purposes of Section 16(a) under the Exchange Act, or otherwise, except as to securities directly owned by Mr. Gendell or representing Mr. Gendell or representing Mr. Gendell’s pro rata interest in, and interest in the profits of, TCM, TCP, TP, TM, TOA, TOF and TPP.

(2)	The information reflects the Schedule 13G/A filed with the SEC on February 14, 2011 by FMR LLC and its affiliates, Fidelity Management and Research Company, a wholly-owned subsidiary of FMR LLC and an investment advisor is the beneficial owner of the above listed shares as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(3)	The information reflects the Schedule 13G filed with the SEC on June 3, 2011, filed jointly by WS Capital L.L.C. (“WS Capital”), WS Capital Management, L.P (“WS Management”), Reid S. Walker and G. Stacy Smith. Walker Smith Capital, L.P. (“WSC”), Walker Smith Capital (Q.P.), L.P. (“WSCQP”), Walker Smith International Fund, Ltd. (“WS International”), HHMI Investments, L.P. (“HHMI”) and GT Global Hedge, L.P. (“GT Global” and collectively with WSC, WSCQP, WS International and HHMI, the “WS Funds”) owned 4,800,000 Shares. WSC Capital Management is the general partner of WSC and WSCQP, the agent and attorney-in-fact for WS International and the investment manager for HHMI and GT Global. WS Capital is the general partner of WSC Management. Reid S. Walker and G. Stacy Smith are members of WS Capital. As a result, WSC Management, WS Capital and Messrs. Reid S. Walker and G. Stacy Smith possess shared power to vote and direct the disposition of the shares held by the WS Funds. Thus, WSC Management, WS Capital and Messrs. Reid S. Walker and G. Stacy Smith are deemed to beneficially own 4,800,000 shares of common stock. Each of WS Capital, WSC Management, and Messrs. Walker and Smith hereby expressly disclaims membership in a “group” under Section 13(d) of the Exchange Act.

(4)	Includes shares of our common stock that may be acquired by exercise of stock options or in connection with vesting of restricted stock units within 60 days of July 19, 2011 for directors and executive officers as follows: Mr. Aspbury, 54,703 shares; Messrs. D’Appolonia, Reilly and Ressner, 62,448 shares each; Messrs. Ferguson and Wetzel, 60,376 shares each; Messrs. O’Higgins & Pileggi, 21,341 shares each; Mr. Damaska, 136,750 shares; Ms. Hatcher 158,726 shares; Mr. Ostermann, 16,082 shares; and all directors and executive officers as a group, 822,395 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership. Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors, executive officers and 10% stockholders complied during fiscal 2011 with the reporting requirements of Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Corporate Governance Guidelines, as well as the written Related Party Transaction Policy adopted by the Board on March 22, 2007, the Audit Committee is responsible for the review of “related person transactions” between the Company and related persons, including directors, executive officers, director nominees, 5% stockholders of the Company, as well as the immediate family members of each of the foregoing individuals. These related person transactions apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

We annually solicit information from our directors and executive officers in order to monitor potential conflicts of interest. Director nominees are also requested to provide us the foregoing information. The Audit Committee considers whether any proposed related person transaction is on terms and conditions that are reasonable under the circumstances and in the best interest of stockholders.

In fiscal 2011, we billed to, or received from Thomas & Betts and its subsidiaries, including JT Packard, the principal assets of which were purchased by Thomas & Betts in 2010, payments in the amount of approximately $1.1 million for the supply of batteries, including new battery systems and temporary battery systems, and the service of those battery systems. Mr. Pileggi is the Chairman and Chief Executive Officer of Thomas & Betts Corporation. At the time we began supplying JT Packard, Mr. Pileggi was not one of our directors. The Audit Committee and Board ratified and confirmed the related person transactions discussed above, and approved future supply and service to Thomas & Betts and all its consolidated subsidiaries in accordance with our related party transaction policy up to a maximum amount of $10 million per year (above which further Audit Committee and Board approval will be required).

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2012 ANNUAL MEETING

You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals.  For a stockholder proposal to be considered for inclusion in our proxy statement for the Annual Meeting next year, our Corporate Secretary must receive the written proposal at our principal executive offices no later than March 30, 2012. Such proposals must also comply with Section 2.03 of our Bylaws and SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Exide Technologies
13000 Deerfield Parkway
Building 200
Milton, Georgia 30004
Attn: Corporate Secretary
Fax: (678) 566-9229

For a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 of the Exchange Act, the stockholder proposal must be made in accordance with the provisions of our bylaws, which require the stockholder to, among other things: (1) comply with all applicable requirements of the

Exchange Act, (2) provide the information required by Section 2.03 of our Bylaws and (3) give timely notice to our Corporate Secretary. In general, this notice must be received by our Corporate Secretary:

•	not earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the Annual Meeting, or May 19, 2012; and

•	not later than the close of business on the ninetieth day prior to the first anniversary of the Annual Meeting, or June 18, 2012.

However, if the 2012 Annual Meeting of stockholders is moved more than 30 days before or more than 70 days after September 16, 2012, then notice must be delivered by the stockholder not earlier than the close of business on the one hundred twentieth day prior to such Annual Meeting and not later than the close of business on the later of the ninetieth day prior to such Annual Meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by our company.

Nomination of Director Candidates.  You may propose director candidates for consideration by the Board’s Nominating and Corporate Governance Committee. Any such recommendation should include the nominee’s name and qualification for Board membership and should be directed to our Corporate Secretary at the address of our Company’s principal executive offices set forth above.

In addition, our Bylaws permit stockholders to nominate directors for election at an Annual Meeting of stockholders. To nominate a director, the stockholder must comply with the provisions of our Bylaws described briefly above. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above for stockholder proposals that are not intended to be included in our proxy statement.

Copy of Bylaws Provisions.  You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant provisions of our Bylaws regarding the requirements for making stockholder proposals and nominating director candidates.

The Board does not provide a process for stockholders to send other communications to the Board because it believes that the process available under applicable federal securities laws for stockholders to submit proposals for consideration at the Annual Meeting is adequate.

AVAILABILITY OF ANNUAL REPORT

You may obtain, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, including the financial statements and the financial statement schedules filed with the SEC pursuant to Rule 13a-1 of the Exchange Act. You may also obtain copies of exhibits to the Form 10-K, but we will charge a reasonable fee to stockholders requesting such exhibits. You should direct your request in writing to us at our address set forth on the first page of this Proxy Statement, attention: Brad S. Kalter, Corporate Secretary at 13000 Deerfield Parkway, Building 200, Milton, Georgia 30004 or by calling Investor Relations at (678) 566-9000.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials.  The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Our Company and some brokers household proxy materials, delivering a single Notice of Internet Availability or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or our Company that they or our Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability or proxy statement, or if you are receiving multiple copies of the Notice of Internet Availability or proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Exide Technologies, 13000 Deerfield Parkway, Building 200, Milton, Georgia 30004 or by calling Investor Relations at (678) 566-9000.

Proxy Solicitation Costs.  We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or other electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS

Directions To:

Atlanta Mariott Alpharetta
5750 Windward Parkway
Alpharetta, Georgia 30005
Tel. 770-754-9600

From Atlanta-Hartsfield-Jackson International Airport

Take Highway I-85 North to GA 400N (toll road)
Take GA 400N approximately 16 miles to Exit 11 — Windward Parkway
Turn Right at the exit ramp. The hotel is immediately on left at traffic light.

From I-85 South

Take I-285 West to Exit 27/Atlanta/Cumming/Dahlonega/GA 400-N.
Take GA 400 N approximately 14 miles to Exit 11/Windward Parkway.
Turn Right at exit ramp. Hotel is immediately on left at traffic light.

From I-75 South

Take Exit #259/Birmingham/Tampa/Greenville/Augusta onto I-285 East toward Greenville/Augusta. Go 7.1 miles.
Take Exit 27/Atlanta/Cummings toward Dahlonega/GA-400N/Cummings. Go 14 mi.
Take Exit 11/Windward Parkway.
Turn Right at exit ramp. Hotel is immediately on left at traffic light.

ANNUAL MEETING OF STOCKHOLDERS OF EXIDE TECHNOLOGIES SEPTEMBER 16, 2011

EXIDE TECHNOLOGIES 13000 DEERFIELD PARKWAY BLDG 200 MILTON, GA 30004	PROXY VOTING INSTRUCTIONS

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on September 15, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on September 15, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M37690-P15574	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EXIDE TECHNOLOGIES		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark ’For All Except“ and write the number(s) of the nominee(s) on the line below.
1.	The election of the following nine persons as directors of the Company.	☐	☐	☐

Nominees:

01)	Herbert F. Aspbury 06) Dominic J. Pileggi
02)	James R. Bolch 07) John P. Reilly
03)	Michael R. D’Appolonia 08) Michael P. Ressner
04)	David S. Ferguson 09) Carroll R. Wetzel, Jr.
05)	John O’Higgins

			For	Against	Abstain

2.	Advisory vote on the compensation of our named executive officers.		☐	☐	☐

		1 Year	2 Years	3 Years	Abstain

3.	Advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

			For	Against	Abstain

4.	Ratify the appointment of the Company’s Independent auditors for fiscal 2012.		☐	☐	☐

The Board of Directors Recommends a vote “For All” for proposal 1, “For” proposal 2 and proposal 4, and “1 Year” for proposal 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

NOTE: This Proxy Card should be dated and signed by the stockholder exactly as the stockholder’s name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

M37691-P15574
EXIDE TECHNOLOGIES
PROXY
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 16, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      The undersigned hereby appoints Brad S. Kalter and Barbara A. Hatcher, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Exide Technologies, a Delaware corporation (the “Company”), which the undersigned may be entitled to vote at the annual meeting of Stockholders of the Company to be held at the Atlanta Marriott Alpharetta, 5750 Windward Parkway, Alpharetta, Georgia 30005, on Friday, September 16, 2011, beginning at 9:00 a.m. (local time) or at any adjournment or postponement thereof, as shown on the voting side of this card. This proxy will be voted as specified. If a choice is not specified, this proxy will be voted FOR the director nominees and FOR proposals 2 and 4, for EVERY YEAR for proposal 3 and in the discretion of the proxy holders on any other matter that properly comes before the meeting in accordance with the recommendations of the Board of Directors.
(Continued and to be signed on the reverse side.)